Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among:

CONVERGEONE HOLDINGS, INC.,

a Delaware corporation;

PVKG INTERMEDIATE HOLDINGS INC.,

a Delaware corporation; and

PVKG MERGER SUB, INC.,

a Delaware corporation

Dated as of November 6, 2018

(continued)

(continued)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of November 6, 2018, by and among: PVKG Intermediate Holdings Inc., a Delaware corporation (“Parent”); PVKG Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”); and ConvergeOne Holdings, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.    Parent has agreed to cause Purchaser to commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (the “Shares”) for $12.50 per share (such amount, or any higher amount per share paid pursuant to the Offer, being the “Offer Price”), to the seller in cash, without interest, upon the terms and subject to the conditions of this Agreement.

B.    Following the consummation of the Offer, Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and as a wholly owned Subsidiary of Parent (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 2.5, (i) each issued and outstanding Share not owned by Parent, Purchaser or the Company as of the Effective Time shall be canceled and converted into the right to receive the Offer Price, in cash, without interest, and (ii) the Company shall become a wholly owned Subsidiary of Parent as a result of the Merger.

C.    The board of directors of the Company (the “Company Board”) acting upon the unanimous recommendation of the special committee of directors of the Company (the “Company Special Committee”) formed for the purpose of, among other things, evaluating and making a recommendation to the Company Board with respect to this Agreement and the transactions contemplated by this Agreement has unanimously (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable and fair to, and in the best interest of, the Company and its stockholders , (ii) resolved that this Agreement and the Merger shall be governed by and effected under Section 251(h) and other relevant provisions of the DGCL, (iii) declared it advisable to enter into this Agreement and to consummate the Transactions, including the Offer and the Merger, (iv) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger and (v) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer (including such Company Special Committee recommendation, the “Company Board Recommendation”).

D.    Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Purchaser’s willingness to enter into this Agreement, Parent and Purchaser have entered into agreements with certain stockholders of the Company, pursuant to which, among other things, such stockholders have irrevocably agreed to tender the Shares beneficially owned by such Persons in the Offer (each, a “Support Agreement” and, collectively, the “Support Agreements”).

E.    Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, CVC Capital Partners VII (A) L.P., CVC Capital Partners Investment Europe VII L.P. and CVC Capital Partners VII Associates L.P., each an Affiliate of Parent (the “Guarantors”), have entered into a Limited Guarantee, dated as of the date hereof, in favor of the Company pursuant to which each Guarantor has guaranteed, on a pro rata basis, certain obligations of Parent and Purchaser arising under this Agreement (the “Limited Guarantee”).

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F.    Prior to, or concurrently with the execution of this Agreement, each of the Rollover Stockholders has executed a Rollover Agreement with PVKG Investment Holdings, the direct parent of Parent, pursuant to which each such Rollover Stockholder has agreed, in accordance with the terms set forth therein, to contribute the number of Rollover Shares as determined pursuant to the terms of the Rollover Agreement to PVKG Investment Holdings in exchange for shares of PVKG Investment Holdings capital stock immediately prior to the Merger.

G.    The board of directors of each of Parent and Purchaser have approved this Agreement and declared it advisable for Parent and Purchaser, respectively, to enter into this Agreement and to consummate the Transactions, including the Offer and the Merger.

H.    Parent, Purchaser and the Company acknowledge and agree that the Merger shall be effected under Section 251(h) of the DGCL and shall, subject to satisfaction of the conditions set forth in this Agreement, be consummated immediately following the Offer Acceptance Time.

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. THE OFFER

1.1    The Offer.

(a)    Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 8, as promptly as practicable after the date of this Agreement but in no event more than ten (10) Business Days after the date of this Agreement, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer.

(b)    Terms and Conditions of the Offer. The obligations of Purchaser to, and of Parent to cause Purchaser to, accept for payment, and pay for, any Shares validly tendered (and not properly withdrawn) pursuant to the Offer are subject to the terms and conditions of this Agreement, including the prior satisfaction of the Minimum Condition and the prior satisfaction or waiver of the other conditions set forth in Annex I (collectively, the “Offer Conditions”). The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement, including the Minimum Condition and the other Offer Conditions. Each of Parent and Purchaser expressly reserves the right to (i) increase the Offer Price, (ii) waive or modify any Offer Condition and (iii) make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement, without the prior written consent of the Company, neither Parent nor Purchaser shall (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose conditions or requirements to the Offer in addition to the Offer Conditions, (E) amend or modify any of the Offer Conditions in a manner that adversely affects, or could reasonably be expected to adversely affect, any holder of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other Transactions, (F) change or waive the Minimum Condition, (G) extend or otherwise change the Expiration Date in a manner other than as required or permitted by this Agreement or (H) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act. The Offer may not be withdrawn prior to the Expiration Date (or any rescheduled Expiration Date) of the Offer, unless this Agreement is terminated in accordance with Section 8.

(c)    Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at one (1) minute following 11:59 p.m., Eastern Time, on the 20th Business Day following the Offer Commencement Date, determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act

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(unless otherwise agreed to in writing by Parent and the Company) (the “Initial Expiration Date,” and such date or such subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Subject to the Parties’ respective termination rights under Section 8: (i) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, Purchaser may, in its discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions, for an additional period of up to ten (10) Business Days per extension (or such other duration as may be agreed to by Parent and the Company), to permit such Offer Condition to be satisfied; (ii) Purchaser shall extend the Offer from time to time for: (A) any period required by any Legal Requirement, any interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer; and (B) periods of up to ten (10) Business Days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act shall have expired or been terminated; and (iii) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, at the request of the Company, Purchaser shall extend the Offer on one or more occasions for an additional period specified by the Company of up to ten (10) Business Days per extension (or such other duration as may be agreed to by Parent and the Company), to permit such Offer Condition to be satisfied; provided, however, that in each case of clauses “(i)”, “(ii)” and “(iii)”, in no event shall Purchaser: (1) be required to extend the Offer beyond the earliest to occur of (the “Extension Deadline”) (x) the valid termination of this Agreement in compliance with Section 8 and (y) the End Date; or (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company. Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except in the event that this Agreement is terminated pursuant to Section 8.

(d)    Termination of Offer. In the event that this Agreement is terminated pursuant to Section 8.1, Purchaser shall (and Parent shall cause Purchaser to) promptly (and, in any event, within 24 hours of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Purchaser, Purchaser shall promptly return, and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable Legal Requirements, all tendered Shares to the registered holders thereof.

(e)    Offer Documents. As promptly as practicable on the date of commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Purchaser shall (i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that will contain as an exhibit the Offer to Purchase and forms of the letter of transmittal and summary advertisement and other customary ancillary documents and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of Shares together with all amendments or supplements thereto as may be required by any Legal Requirement (the “Offer Documents”). The Offer Documents filed by either Parent or Purchaser with the SEC shall comply in all material respects with applicable requirements of the Exchange Act and the rules and regulations thereunder and other applicable Legal Requirements, and shall not contain any untrue statement of a material fact or omission of a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading; provided, that no representation, warranty or covenant is made by Parent or Purchaser with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Purchaser and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company shall promptly furnish or otherwise make available to Parent and Purchaser or Parent’s legal counsel all information concerning the Company and the Company’s stockholders, and provide such other assistance as may be reasonably requested, in connection with any action contemplated by this Section 1.1(e). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC (and Parent and Purchaser shall give reasonable consideration to any comments provided by the Company or its

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counsel). Parent and Purchaser agree to provide the Company and its counsel with any comments Parent, Purchaser or their respective counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments. Each of Parent and Purchaser shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer. Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff and, to the extent participation is permitted by the SEC or such staff, a reasonable opportunity to participate in any discussions with the SEC or its staff concerning such comments.

(f)    Payment; Funds. On the terms and subject to the conditions specified herein and subject to the satisfaction or, to the extent waivable by Parent or Purchaser, waiver of the Offer Conditions, Purchaser shall, and Parent shall cause Purchaser to, irrevocably accept for payment at the Offer Acceptance Time and pay for, all of the Shares validly tendered (and not properly withdrawn) pursuant to the Offer as promptly as practicable after the Offer Acceptance Time; provided, that with respect to Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee, Purchaser shall be under no obligation to make any payment for such Shares unless and until such Shares are delivered in settlement or satisfaction of such guarantee. Without limiting the generality of Section 9.10, Parent shall cause to be provided to Purchaser all of the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer, and shall cause Purchaser to perform, on a timely basis, all of Purchaser’s obligations under this Agreement.

(g)    Adjustments. Notwithstanding anything in this Agreement to the contrary (including Section 1.1(b)), if, between the date of this Agreement and the Offer Acceptance Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately and equitably adjusted, without duplication, to provide the holders of Shares with the same economic effect as contemplated by this Agreement prior to such event; provided, that, in any case, nothing in this Section 1.1(g) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

1.2    Company Actions.

(a)    Schedule 14D-9. The Company shall file with the SEC, concurrently with the filing by Parent and Purchaser of the Schedule TO, and disseminate to holders of Shares, in each case as and to the extent required by applicable federal securities laws, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 6.1(b), shall reflect the Company Board Recommendation and include the notice and other information contemplated by and required to be delivered under Section 262(d)(2) of the DGCL. The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with applicable requirements of the Exchange Act and the rules and regulations thereunder and other applicable Legal Requirements, and shall not contain any untrue statement of a material fact or omission of a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading; provided, that no representation, warranty or covenant is made by the Company with respect to information supplied by or on behalf of Parent or Purchaser for inclusion or incorporation by reference in the Schedule 14D-9. Each of Parent, Purchaser and the Company agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser shall promptly furnish or otherwise make available to Company or its legal counsel all information concerning Parent and Purchaser and their stockholders and provide such other assistance as may be reasonably requested in connection with any action contemplated by this Section 1.2(a). Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 and any amendment thereto

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prior to the filing thereof with the SEC (and the Company shall give reasonable consideration to any comments provided by Parent and Purchaser or their counsel). The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. The obligations of the Company in this Section 1.2(a) shall not apply if the Company Board or the Company Special Committee effects a Company Adverse Change Recommendation or has formally determined to do so. Company shall provide Parent and Purchaser and their respective counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff and, to the extent participation is permitted by the SEC or such staff, a reasonable opportunity to participate in any discussions with the SEC or its staff concerning such comments. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.

(b)    Stockholder Lists. The Company shall or shall cause its transfer agent to promptly furnish Parent and Purchaser with a list of its record stockholders and their addresses, as well as mailing labels and any available listing or computer file containing the names and addresses of all record or beneficial holders of Shares and lists of securities positions of Shares held in stock depositories, in each case accurate and complete as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer. Parent and Purchaser and their agents shall hold in confidence the information contained in any such files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver, and shall use their reasonable efforts to cause their agents to deliver, to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control in accordance with the Confidentiality Agreement.

SECTION 2. MERGER TRANSACTION

2.1    Merger of Purchaser into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Section 251(h) of the DGCL, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Purchaser shall be merged with and into the Company, and the separate existence of Purchaser shall cease. The Company will continue as the Surviving Corporation.

2.2    Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

2.3    Closing; Effective Time.

(a)    Unless this Agreement shall have been terminated pursuant to Section 8, and unless otherwise mutually agreed in writing between the Company, Parent and Purchaser, the consummation of the Merger (the “Closing”) shall take place at the offices of Cooley LLP, 1333 2nd Street, Suite 400, Santa Monica, California 90401, at 8:00 a.m., Eastern Time, on the same date as the Offer Acceptance Time except if the condition set forth in Section 7.1 shall not be satisfied or waived by such date, in which case on no later than the first Business Day on which the condition set forth in Section 7.1 is satisfied or waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b)    Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, Section 251(h) of the DGCL. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed

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upon in writing by the Parties hereto and specified in the certificate of merger (such date and time, the “Effective Time”).

2.4    Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a)    the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B until thereafter amended as provided therein or by applicable Legal Requirement (subject to Section 6.4);

(b)    the bylaws of the Surviving Corporation, shall be amended and restated as of the Effective Time to conform to Exhibit C until thereafter amended as provided therein or by applicable Legal Requirement (subject to Section 6.4); and

(c)    the directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, to hold office in accordance with the Certificate of Incorporation or bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the Certificate of Incorporation or bylaws of the Surviving Corporation.

2.5    Conversion of Shares.

(a)    At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company, any stockholder of the Company or any other Person:

(i)    any Shares then held by the Company (or held in the Company’s treasury) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)    any Shares then held by Parent, Purchaser or any other direct or indirect wholly owned Subsidiary of Parent or the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)    except as provided in clauses “(i)” and “(ii)” above and subject to Section 2.5(b), each Share outstanding immediately prior to the Effective Time (other than any Rollover Shares and Dissenting Shares, as defined below) shall be canceled and cease to exist and shall be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”), subject to any withholding of Taxes required by applicable Legal Requirements in accordance with Section 2.6(e); and

(iv)    each share of the common stock, $0.01 par value per share, of Purchaser outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid, and non-assessable share of common stock of the Surviving Corporation.

(b)    If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately and equitably adjusted to provide the holders of Shares with the same economic effect as contemplated by this Agreement prior to such event; provided, further, that, in any case, nothing in this Section 2.5(b) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.6    Surrender of Certificates; Stock Transfer Books.

(a)    Prior to the Offer Acceptance Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive

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the funds to which holders of such Shares shall become entitled pursuant to Section 2.5. The agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company. At or prior to the Closing, Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash sufficient to make payment of Merger Consideration payable pursuant to Section 2.5 (together, the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided, that such investments shall be in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months.

(b)    Promptly after the Effective Time (but in no event later than three (3) Business Days thereafter), the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of the Shares entitled to receive the Merger Consideration pursuant to Section 2.5 a form of letter of transmittal (which shall be in reasonable and customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent) and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares pursuant to such letter of transmittal. Upon surrender to the Paying Agent of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares, and such Certificates and Book-Entry Shares shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. The Merger Consideration paid in respect of Shares upon their surrender or transfer for exchange in accordance with this Section 2.6 shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares.

(c)    At any time following 12 months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them. Neither Parent, Purchaser, the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for the Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

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(d)    At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Legal Requirements.

(e)    Each of the Paying Agent, Parent, Purchaser, and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement such amounts as it is required to deduct or withhold therefrom under applicable Tax Legal Requirements; provided, however, that before making any such deduction or withholding, Purchaser shall use commercially reasonable efforts to provide to the Company notice of any applicable payor’s intention to make such deduction or withholding, which notice shall include the authority, basis and method of calculation for the proposed deduction or withholding, and Purchaser shall use commercially reasonable efforts to provide such notice within a commercially reasonable period of time before such deduction or withholding is required in order for the Company to obtain reduction of or relief from such deduction or withholding from the applicable Governmental Body or execute and deliver to or file with such Governmental Body or Purchaser such affidavits, certificates and other documents to afford to the Company and its stockholders reduction of or relief from such deduction or withholding, except, no such notice shall be required with respect to payments to current or former employees of the Company or any predecessor of the Company with respect to Company Options or any options to acquire capital stock of any predecessor of the Company. To the extent that such amounts are so deducted and withheld, each such payor shall take all action as may be necessary to ensure that any such amounts so withheld are timely and properly remitted to the appropriate Governmental Body, and such amounts so remitted shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 2.6(e)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Section 2.

2.7    Dissenters’ Rights. Shares outstanding immediately prior to the Effective Time, and held by holders who are entitled to demand appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL (and, at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and such holder shall cease to have any rights with respect thereto, except the right to receive the consideration determined pursuant to Section 262 of the DGCL); provided, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 2.6(e)), and such shares shall not be deemed to be Dissenting Shares. Within ten (10) days after the Effective Time, the Surviving Corporation shall provide each of the holders of Dissenting Shares with the second notice contemplated by Section 262(d)(2) of the DGCL. The Company will provide Parent prompt written notice of any demands received by the Company for appraisal of any Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL or other applicable Legal Requirement that relates to such demand, and Parent will have the opportunity and right to participate in and, and after the Offer Acceptance

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Time direct, all negotiations and Legal Proceedings with respect to such demands. Except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company will not make any payment with respect to, or offer to settle or settle, any such demands, or waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL, or agree to do any of the foregoing.

2.8    Treatment of Company Options. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or the Company, each Company Option that is then outstanding and unexercised as of immediately before the Effective Time, whether vested or unvested, shall be canceled, extinguished and terminated for no consideration or payment.

2.9    Treatment of Company Warrants. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or the Company, each Company Warrant that is outstanding and unexercised as of immediately before the Effective Time shall be canceled, and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment equal to the product of (a) the number of Shares for which such Company Warrant would have converted to had it been exercised and (b) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Warrant (and for the avoidance of doubt, any Company Warrant that has an exercise price that is greater than or equal to the Merger Consideration shall be canceled at the Effective Time for no consideration or payment). Prior to the Effective Time, the Company shall deliver notice of the Transactions to the holders of Company Warrants in accordance with the terms of the relevant Warrant Agreement and shall cause such Warrant Agreement to be terminated with no outstanding liability to or obligations of the Acquired Corporations, Parent or Purchaser, other than as set forth in this Agreement.

2.10    Loan Payoff. Prior to the Closing, the Company shall satisfy all notification requirements under the terms of any Indebtedness. The Company shall obtain prior to the Closing payoff letters in form and substance reasonably satisfactory to Parent (the “Payoff Letters”) from the lenders or other applicable third Persons (or an authorized agent on behalf thereof) with respect to any Indebtedness outstanding as of immediately prior to the Effective Time and set forth on Part 2.10 of the Company Disclosure Schedule (and shall deliver to Parent drafts of the Payoff Letters for its review at least two (2) Business Days prior to the Closing Date), which Payoff Letters shall (a) provide the dollar amount of all such Indebtedness required to be paid in order to fully pay off such Indebtedness as of the Closing and (b) provide for releases in customary forms concurrently with the repayment of obligations giving rise thereto of all Encumbrances with respect to the capital stock, property and assets of the Acquired Corporations relating to such Indebtedness (other than any obligation which, pursuant to the terms of the credit agreements, expressly survives termination), with the result that immediately following the Closing, there shall be no further monetary obligations of the Company or any of its Subsidiaries with respect to any such Indebtedness outstanding immediately prior to the Closing. Parent and/or Purchaser shall pay or cause to be paid in full, on the Closing Date, such amount set forth in the Payoff Letters.

2.11    Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Purchaser as follows (it being understood that each representation and warranty contained in Section 3 is subject to (a) exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular section or subsection in this Section 3, (b) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure is applicable to qualify such representation and warranty and (c) disclosure in the

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Company SEC Documents filed prior to the date of this Agreement other than any information in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents or other forward-looking statements in such Company SEC Documents that are similarly predictive, cautionary or forward looking in nature (it being acknowledged that nothing disclosed in the Company SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 3.1(a), Section 3.2, Section 3.3 and Section 3.5(b)):

3.1    Due Organization; Subsidiaries, Etc.

(a)    The Company is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own, lease and use its assets in the manner in which its assets are currently owned, leased and used. The Company is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business conducted or the character or location of the properties and assets owned or leased requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    Part 3.1(b) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. No Acquired Corporation owns any capital stock of, or any other equity interest of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(b) of the Company Disclosure Schedule.

(c)    Each Subsidiary of the Company is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own, lease and use its assets in the manner in which its assets are currently owned, leased and used. Each Subsidiary of the Company is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business conducted or the character or location of the properties and assets owned or leased requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.2    Certificate of Incorporation and Bylaws. The Company has delivered or made available to Parent or Parent’s Representatives accurate and complete copies of the Certificate of Incorporation, bylaws and other charter and organizational documents of each of the Acquired Corporations, including all amendments thereto, as in effect on the date hereof. Each of the above mentioned documents is in full force and effect and none of the Acquired Corporations are in violation of any provision of such documents.

3.3    Capitalization, Etc.

(a)    The authorized capital stock of the Company consists of: (i) 1,010,000,000 Shares, of which (A) 75,331,363 Shares are issued and outstanding (subject to the disclosure set forth on item 3 of Part 3.3(b) of the Company Disclosure Schedule) and (B) 1,066,946 Shares are held by the Company as treasury shares as of the close of business on the Reference Date; (ii) 10,000,000 shares of Company Preferred Stock, none of which are issued or outstanding as of the close of business on the day immediately preceding the date of this Agreement; (iii) 1,354,810 Shares were issuable upon exercise of the Company Warrants with an exercise price of $11.50 per Share and (iv) 1,125,000 units (the “Units”) issuable pursuant to the EBC Option Agreement with an exercise price of $10.00 per Unit that would result in the issuance of 1,237,500 Shares (including 112,500 Shares issuable pursuant to rights included in the Units) and 562,500 Company Warrants included in the Units with an exercise price of $11.50 per Share (for an aggregate of 1,917,310 Shares issuable pursuant to Company Warrants inclusive of the Company Warrants issuable pursuant to the EBC Option Agreement). All of the

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outstanding Shares have been duly authorized and validly issued, and are fully paid and nonassessable and were issued free of preemptive (or similar) rights. From the close of business on the Reference Date to the date of this Agreement, there have been no issuances by the Company of shares of capital stock or other equity interests in the Company (including Company Warrants and Company Options).

(b)    (i) None of the outstanding Shares is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right, (ii) none of the outstanding Shares is subject to any right of first refusal in favor of the Company, (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of the Company having a right to vote on any matters on which the stockholders of the Company have a right to vote and (iv) there is no Company Contract or, to the Knowledge of the Company, other Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to) any Shares or other equity or voting instrument in the Acquired Corporations. Other than as set forth on Part 3.3(b) of the Company Disclosure Schedule, the Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Shares or grant, extend or enter into any subscription, warrant, right convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt), in any Acquired Corporation. The Company Common Stock constitutes the only outstanding class of securities of the Acquired Corporations registered under the Securities Act.

(c)    As of the close of business on the Reference Date 5,039,000 Shares are subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plans. The Company has delivered or made available to Parent or Parent’s Representatives true and correct copies of all Company Equity Plans covering the Company Options outstanding as of the date of this Agreement and the forms of all stock option agreements evidencing such Company Options. Part 3.3(c) of the Company Disclosure Schedule sets forth as of the Agreement Date, (i) for each Company Option, (A) the name of the holder of such Company Options, (B) the exercise price per share of such Company Option, and (C) the number of shares covered by such Company Option and (ii) the aggregate number of outstanding Company Warrants and the exercise price of such Company Warrants. Other than (i) as set forth in this Section 3.3(c) and Section 3.3(b), (ii) the shares of Company Common Stock that may be subject to outstanding purchase rights granted under the ESPP and underlying the Units, and (iii) as set forth on Part 3.1(c) of the Company Disclosure Schedule, there is no issued, reserved for issuance, outstanding or authorized stock option, restricted stock unit award, stock appreciation, phantom stock, profit participation, warrant or similar rights or equity-based awards with respect to the Company. Each Company Option (x) was granted in compliance with, in all material respects, all applicable Legal Requirements and all of the terms and conditions of the Company Equity Plans pursuant to which it was issued, (y) has an exercise price per Share equal to or greater than the fair market value of a Share at the close of business on the date of such grant and (z) does not trigger any liability for the holder thereof under Section 409A of the Code.

(d)    Except as set forth in this Section 3.3, as of the close of business on the Reference Date, there are no: (i) outstanding shares of capital stock, or other equity or voting interest in the Acquired Corporations; (ii) outstanding subscriptions, options, calls, warrants, stock appreciate rights, restricted stock units or other similar rights or agreements (whether or not currently exercisable) to acquire or cause the issuance of any shares of capital stock, restricted stock units, stock-based performance units, equity or voting interests or any other rights (including any securities convertible or exchangeable into any shares of capital stock, restricted stock units, stock-based performance units, equity or voting interests or any other rights); (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock, equity or voting interests or other securities of the Acquired Corporations; or (iv) stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or similar antitakeover plan or Contracts under which any Acquired Corporation is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities and the Company Board has not adopted or authorized the

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adoption of such plan or Contract. Each outstanding capital share, limited liability company interest, partnership interest or equity or similar interest of each Company Subsidiary that is held, directly or indirectly, by the Company is duly authorized, validly issued, fully paid and nonassessable and was issued free and clear of preemptive (or similar) rights, and each such share or interest is owned by the Company or a Company Subsidiary free and clear of all Encumbrances.

3.4    SEC Filings; Financial Statements.

(a)    Since February 2, 2018, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein and amendments and supplements thereof) required to be filed or furnished by the Company with the SEC (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries of the Company is subject to the periodic reporting requirements of the Exchange Act.

(b)    The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material). No financial statements of any Person other than the consolidated Subsidiaries of the Company are required by GAAP to be included in the consolidated financial statements of the Company. Since February 2, 2018, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto.

(c)    The Company has established and maintains, and at all times since February 2, 2018, has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its consolidated Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures of the Company and its consolidated Subsidiaries are being made only in accordance with appropriate authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its consolidated Subsidiaries. Since February 2, 2018, none of the Company, the Company Board or, to the Knowledge of the Company, the Company’s independent registered accountant, have identified or been made aware of: (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company; (ii) any illegal act or fraud, whether or not material, that involves the management or other

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employees of the Acquired Corporations; or (iii) any claim or allegation regarding any of the foregoing. Since February 2, 2018, there have been no material written complaints (and, to the Knowledge of the Company, no other material complaints) from a Governmental Body regarding accounting, internal accounting controls or auditing matters of any Acquired Corporation.

(d)    The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are designed to provide reasonable assurance that all information (including of its consolidated Subsidiaries) required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e)    No Acquired Corporation is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Documents.

(f)    Since February 2, 2018, there has been no material correspondence between the SEC and the Company that is not set forth or reflected in the Company SEC Documents or that has not otherwise been disclosed to Parent prior to the date of this Agreement. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(g)    Each document required to be filed by the Company with the SEC in connection with the Offer (the “Company Disclosure Documents”) (including the Schedule 14D-9), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto with the SEC and at the time such Company Disclosure Documents or any supplements or amendments thereto are first distributed or disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(h)    The information with respect to the Acquired Corporations that the Company furnishes to Parent or Purchaser in writing specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO and at the time of any distribution or dissemination of the Offer Documents, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied in writing by or on behalf of Parent or Purchaser specifically for inclusion or incorporation by reference in the Company Disclosure Documents.

(i)    The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. No executive officer of the Company has failed to make

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the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Document, except as disclosed in certifications filed with the Company SEC Documents, and at the time of filing or submission of each such certification, the statements made in each such certification were complete and correct.

3.5    Absence of Certain Changes. During the period from February 2, 2018 to the date of this Agreement, the Acquired Corporations have (a) operated only in the ordinary course of business consistent with past practice, (b) not been subject to, and there has not been, individually or in the aggregate, a Material Adverse Effect and (c) not taken any action or committed or agreed to take any action that would be prohibited by Section 5.2(b) (without giving effect to Part 5.2(b) of the Company Disclosure Schedule) if such action were taken on or after the date hereof without the consent of Parent.

3.6    Title to Assets. The Acquired Corporations have good and valid title to all material tangible assets owned by them as of the date of this Agreement, including all material tangible assets (other than capitalized or operating leases) reflected on the Company’s unaudited balance sheet (the “Balance Sheet”) in the most recent Quarterly Report on Form 10-Q filed by the Company with the SEC (the “10-Q”) (but, for clarity, excluding Intellectual Property which is covered by Section 3.8), except for tangible assets sold or otherwise disposed of in the ordinary course of business since the date of such Balance Sheet and except where such failure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.7    Real Property. The Acquired Corporations have not owned any real property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Acquired Corporations hold a valid and existing leasehold interest in the real property that is leased or subleased by the Acquired Corporations from another Person (the “Leased Real Property”), free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances on the real property interests of any landlord and sublandlord (other than any Acquired Corporation) described in the leases and subleases with respect to real property to which the Acquired Corporations are parties. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, each Company Lease is in full force and effect and enforceable in all respects against the Acquired Corporation party thereto (subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect. No Acquired Corporation is in default under any Company Lease and, to the Knowledge of the Company, no other party thereto is in default, and none of the Acquired Corporations have received or given any written notice regarding any violation or breach or default under any Company Lease that has not since been cured, except, in each case, for violations or breaches that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. The Company has provided to Purchaser true, correct and complete copies of all material Company Leases.

3.8    Intellectual Property.

(a)    Part 3.8(a) of the Company Disclosure Schedule sets forth a true, correct and complete list (in all material respects) of all Company Registered IP. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquired Corporations: (i) collectively, the Acquired Corporations exclusively own, free and clear of all Encumbrances (other than Permitted Encumbrances), all right, title, and interest in and to all Company Owned IP and each Acquired Corporation owns or otherwise has valid and enforceable rights to use all Intellectual Property currently used by such Acquired Corporation (“Company IP”), including such rights to use the Intellectual Property that is the subject of the Company IP Licenses; (ii) for any Company Registered IP or other Company IP that is purported to be owned by an Acquired Corporation, such Acquired Corporation has obtained valid assignments of rights from all applicable third Persons such that each such Acquired Corporation owns all right, title, and interest therein and thereto; (iii) all Company Registered IP that is owned by an Acquired Corporation is owned exclusively by the applicable Acquired Corporation without obligation to pay royalties, licensing fees or other

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fees, or otherwise account to any third party with respect to such Company Registered IP; and (iv) all registrations for Company Registered IP are in force and, to the Knowledge of the Company, valid and enforceable, and all applications to register any material Company Registered IP are pending and in good standing, all without written challenge of any kind, except for any applications that an Acquired Corporation may have intentionally abandoned or withdrawn.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquired Corporations: (i) each Acquired Corporation has (and immediately after Closing will continue to have) a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Acquired Corporation, in the same manner used by such Acquired Corporation as of the date of this Agreement; (ii) the Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions used to operate the Acquired Corporations as presently conducted; (iii) each Acquired Corporation has performed all obligations imposed on it in the Company IP Licenses (including all open source licenses), has made all payments required to date, and such Acquired Corporation is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder; and (iv) no Acquired Corporation is party to any Contract that requires an Acquired Corporation to assign to any Person all of its rights in any Intellectual Property developed by an Acquired Corporation under such Contract. Notwithstanding anything to the contrary herein, none of the representations or warranties set forth in this Section 3.8(b) are intended as, or will be construed as, representations or warranties of non-infringement.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquired Corporations, each Acquired Corporation has performed all obligations imposed on it in the Company Outbound IP Licenses, and such Acquired Corporation is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquired Corporations, (i) no Legal Proceeding is pending or, to the Company’s Knowledge, threatened that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property that is owned (or purported to be owned), in whole or in part, by any Acquired Corporation (“Company Owned IP”), and (ii) no Acquired Corporation has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, or other violation of the Intellectual Property rights of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Acquired Corporation, nor to the Knowledge of the Company is there a reasonable basis therefor. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquired Corporations, there are no Orders to which any Acquired Corporation is a party or is otherwise bound that (i) restrict the rights of an Acquired Corporation to use, transfer, license or enforce any Company IP, (ii) prohibit any Acquired Corporation from utilizing any third Person’s Intellectual Property, (iii) other than non-exclusive Company Outbound IP Licenses granted to customers, vendors, or partners whose products are resold by any Acquired Corporation, in each case, in the ordinary course of business consistent with past practice, grant any third Person any right with respect to any Intellectual Property owned by an Acquired Corporation. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Acquired Corporations nor the businesses, products or services of any Acquired Corporation are currently infringing, misappropriating or otherwise violating or has, in the past three (3) years, infringed, misappropriated or otherwise violated any Intellectual Property rights of any other Person; provided, however, the foregoing representation and warranty is made to the Company’s Knowledge with respect to patents and patent infringement. To the Company’s Knowledge, no third Person is infringing upon, has misappropriated or is otherwise violating any Company Owned IP in any material respect.

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(e)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquired Corporations, (i) all current and former officers, employees and independent contractors involved in the development of any Company Owned IP for any Acquired Corporation have executed a confidentiality and assignment of inventions agreement with an Acquired Corporation in a form made available to Parent and assigned to the Acquired Corporations all Intellectual Property developed for an Acquired Corporation by such Persons), (ii) no current or former officers, employees or independent contractors of an Acquired Corporation have claimed any ownership interest in any Company Owned IP, (iii) to the Knowledge of the Company, there has been no violation of an Acquired Corporation’s written policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Company Owned IP, (iv) to the Company’s Knowledge, none of the employees of any Acquired Corporation is obligated under any Contract, or subject to any Order that would materially conflict with any Intellectual Property rights granted by such persons to (or the business of) any Acquired Corporation, (v) none of the source code for any Proprietary Software is subject to any Copyleft License Terms, and (vi) to the Knowledge of the Company, no Person other than the Acquired Corporations is in possession of the source code for any Proprietary Software, excluding independent contractors and consultants of the Acquired Corporations who use such source code for the sole benefit of the Acquired Corporations. Each Acquired Corporation has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the Trade Secrets that are Company Owned IP (including source code for Proprietary Software).

(f)    To the Knowledge of the Company, no Person has obtained unauthorized access to source code for Proprietary Software or third-party confidential or personal information or data in the possession of an Acquired Corporation, nor has there been any other material compromise of the security, confidentiality, availability or integrity of such information or data or of the information technology networks and systems upon which such information resides. Each Acquired Corporation (i) has complied with all applicable Legal Requirements and contractual obligations relating to privacy, data security, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines, and (ii) has taken commercially reasonable measures to protect the confidentiality, integrity, and availability of business sensitive and personal information in its possession, custody, or control, and to protect the integrity and availability of its information technology networks, systems, services and solutions, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquired Corporations. The operation of the business of the Acquired Corporations has not and does not violate any right to privacy or publicity of any third Person, or constitute unfair competition or trade practices under any applicable Legal Requirements, which violation would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquired Corporations.

(g)    The Company has no Knowledge of any technology used or employed by an Acquired Corporation which has been obtained or is being used by an Acquired Corporation in violation of any contractual obligation binding on an Acquired Corporation or any of its directors, executive officers or employees, or otherwise in violation of the rights of any Persons. The Acquired Corporations own or have a valid right to access and use all computer systems, networks, hardware, Software, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the businesses of the Acquired Corporations, except where the failure to have such right would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquired Corporations.

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3.9    Contracts.

(a)    Part 3.9(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of, and the Company has made available to Parent, true, correct and complete copies of, each of the following Contracts to which any Acquired Corporation is a party or by which any Acquired Corporation, or any of its properties or assets are bound or affected (each contract required to be set forth on Part 3.9(a), a “Material Contract”):

(i)    any “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC (other than those agreements and arrangements described in Item 601(b)(10)(iii));

(ii)    any Contract (A) relating to a transaction involving the disposition or acquisition of (1) assets (excluding Leased Real Property) the value of which, in each case, is in excess of $2,000,000 or (2) any assets constituting a material business or business line by the Company or any of its Subsidiaries after the date of this Agreement, in each case other than in the ordinary course of business consistent with past practice, (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company, (C) pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment or guarantee obligations or (D) containing any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person where such commitment remains in effect as of the date of this Agreement;

(iii)    each mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to the Indebtedness of any Acquired Corporation, in each case pursuant to which in excess of $2,000,000, is outstanding or may be incurred, other than any such Contract between or among any of the Acquired Corporations and any letters of credit of which the Company or any Company Subsidiary is the obligor;

(iv)    each Contract that requires any Acquired Corporation to make any advance, loan or commitment therefor or provide any credit support or capital contribution to, or other investment in, any Person in excess of $2,000,000;

(v)    any Contract providing for the payment, increase or vesting of any material benefits or compensation in connection with the Transactions (other than Contracts evidencing outstanding stock awards);

(vi)    any Contract providing for indemnification of any officer, director or employee by the Company;

(vii)    any Contract that involves a joint venture, limited liability company or partnership with any third Person;

(viii)    any (A) Company Outbound IP License granting exclusive rights under any Company IP License or Company Owned IP; (B) material Company Outbound IP License (other than non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice); or (C) Company IP License (other than (x) nonexclusive licenses implied by the sale of a product and (y) licenses of commercially available, unmodified, off-the-shelf Software licensed pursuant to click-through, click-wrap, or standard terms and conditions for less than $2,000,000 annually);

(ix)    any Contract with any directors, executive officers (as such term is defined in the Exchange Act) or holders of five percent (5%) or more of the Company’s outstanding capital stock or any of their Affiliates (other than the Company or any of its Subsidiaries) or immediate family members, other than Contracts with an employee, consultant or independent contractor relating to employment or the provision of services;

(x)    any Contract with a Top Supplier;

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(xi)    any employment, management, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation Contract that is not terminable at will and to which any Acquired Corporation has continuing obligations exceeding $400,000 as of the date of this Agreement (other than pursuant those pursuant to which severance is required by applicable Legal Requirements); and

(xii)    any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests or assets that are material to the Company and its Subsidiaries, taken as a whole (other than in the ordinary course of business consistent with past practice) of any Person.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquired Corporations, with respect to each Material Contract: (i) such Material Contract is valid and binding and enforceable in all respects against the Acquired Corporation party thereto (subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect; (ii) the consummation of the Transactions will not affect the validity or enforceability of any Material Contract; (iii) no Acquired Corporation is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by any Acquired Corporation, or permit termination or acceleration by the other party thereto, under such Material Contract; (iv) to the Knowledge of the Company, no other party to such Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by any Acquired Corporation, under such Material Contract; (v) no Acquired Corporation has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Material Contract that provides for a continuing obligation by any party thereto to terminate, or not renew, such Material Contract or amend the terms thereof, other than modifications in the ordinary course of business; and (vi) no Acquired Corporation has waived any rights under any such Material Contract.

3.10    Government Contracts.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Acquired Corporations: (i) none of the directors, officers or employees of any Acquired Corporation is (or since February 2, 2018 has been) under administrative, civil or criminal investigation or indictment by any Governmental Body (except as to routine security investigations); (ii) there is no pending or, to the Knowledge of the Company, threatened audit or investigation by any Governmental Body of any Acquired Corporation or any of their respective directors, officers or employees with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid; (iii) since February 2, 2018, no Acquired Corporation has made a disclosure with respect to any alleged irregularity, misstatement or omission arising under a Government Contract with or a Government Bid by any Acquired Corporation, other than routine inquiries, audits and reconciliations; and (iv) the Acquired Corporations have complied with the terms and conditions of each Government Contract and each Government Bid to which it is a party or subject to and all Legal Requirements applicable and pertaining to each such Government Contract and Government Bid.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Acquired Corporations, there are (i) no outstanding claims against any Acquired Corporation by a Governmental Body or by any prime contractor, subcontractor or vendor arising under any Government Contract with or Government Bid by any Acquired Corporation and (ii) no disputes between a Governmental Body and any Acquired Corporation under the Contract Disputes Act or any other applicable Legal Requirement or between any Acquired Corporation and any prime contractor, subcontractor or vendor arising under any such Government Contract with or Government Bid by an Acquired Corporation. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect

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with respect to the Acquired Corporations, (i) no termination for convenience, termination for default, cure notice or show cause notice is currently in effect, has been issued, or, has, to the Knowledge of the Company, been threatened in writing or is expected with respect to any Government Contract or Government Bid and (ii) no Government Contract has been terminated for default, breach, cause or other failure to perform, and no Acquired Corporation has received any adverse or negative past performance evaluations or ratings since February 2, 2018.

(c)    No Acquired Corporation is suspended or debarred from doing business with a Governmental Body, nor is any Acquired Corporation the subject of a finding of non-responsibility or ineligibility for U.S. Government contracting or contracting with any other Governmental Body. In the past six (6) years, no Acquired Corporation has engaged in any activity that gave rise to an Organizational Conflict of Interest (as defined in FAR 9.501 or applicable agency FAR supplements or the Government Contracts or any comparable applicable state or local Law), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Acquired Corporations.

(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Acquired Corporations, (i) each Acquired Corporation’s cost accounting system and procurement systems with respect to the Government Contracts and Government Bids are in compliance with applicable regulations and legal requirements, (ii) no Acquired Corporation has received notice from a Governmental Body of a determination that the cost accounting systems of any Acquired Corporation are inadequate for accumulating and billing costs under Government Contracts and (iii) there has been no claim of defective pricing, mischarging or improper payments on the part of any Acquired Corporation.

3.11    Liabilities. As of the date of this Agreement, the Acquired Corporations do not have any liabilities (whether or not accrued, absolute, determined, determinable, fixed or contingent, or otherwise) of the type required to be disclosed in the liabilities column of a consolidated balance sheet (including the notes thereto) prepared in accordance with GAAP, except for: (a) liabilities disclosed on the Balance Sheet contained in the Company SEC Documents filed prior to the date of this Agreement; (b) liabilities or obligations incurred pursuant to the terms of this Agreement; and (c) liabilities incurred in the ordinary course of business since February 2, 2018 (other than any liability for breaches of Contracts) that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

3.12    Compliance with Legal Requirements. No Acquired Corporation is or has been in conflict or non-compliance with, or in default or violation of, nor has any Acquired Corporation received, since February 2, 2018, any written or, to the Knowledge of the Company, oral notice of any conflict or non-compliance with, or default or violation of, any applicable Legal Requirements by which it or any of its properties, assets, employees, business or operations are or were bound or affected, except for such conflicts, non-compliance, defaults or violations as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquired Corporations.

3.13    Certain Business Practices. No Acquired Corporation, nor to the Company’s Knowledge any of their respective Representatives acting on any Acquired Corporation’s behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Laws or any rules or regulations promulgated thereunder, any applicable anti-money laundering laws and any rules or regulations promulgated thereunder or any applicable Legal Requirement of similar effect.

3.14    Governmental Authorizations. No Governmental Authorizations on the part of any Acquired Corporation is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any other agreements contemplated hereby or the consummation by the Company of the Transactions other than (a) such filings as expressly contemplated by this Agreement as set forth on Part 3.14 of the Company Disclosure Schedule, (b) pursuant to Antitrust Laws and (c) except as would not

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individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquired Corporations.

3.15    Tax Matters.

(a)    (i) All material Tax Returns required to be filed by or with respect to the income, assets or operations of the Acquired Corporations with any Governmental Body have been timely filed (taking into account any applicable extensions), and all such Tax Returns are accurate and complete in all material respects and (ii) all material Taxes due and owing by or with respect to the income, assets or operations of the Acquired Corporations have been timely paid, and the Acquired Corporations have made adequate provision in accordance with GAAP for all material unpaid Taxes not yet due and owing.

(b)    Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, no deficiency for any Tax has been asserted or assessed by a taxing authority in writing against any Acquired Corporation which deficiency has not been paid, settled or withdrawn or is not being contested in good faith and in accordance with applicable Legal Requirements.

(c)    No Acquired Corporation is a party to or bound by any material Tax sharing, allocation or indemnification agreement or similar arrangement to make a payment to another Person for any material Tax liabilities or with respect to any material Tax benefits that are realized or deemed to be realized by any of the Acquired Corporations that would have a continuing effect after the Closing Date (other than such agreements or arrangements with third parties made in the ordinary course of business, the primary subject matter of which is not Tax). No Acquired Corporation (i) has ever been a member of an affiliated, combined, consolidated or unitary group for purposes of filing any Tax Return (other than a group the common parent of which was the Company) or (ii) has any material liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements), as a transferee or successor, or otherwise by Contract or operation of Legal Requirements.

(d)    Within the past five (5) years, no Acquired Corporation has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(e)    No Acquired Corporation has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(f)    No Acquired Corporation is a party to any Contract that would require it, nor does any Acquired Corporation have any obligation (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(g)    No Acquired Corporation has been within the past five (5) years the subject of an audit or other examination of Taxes by the taxing authorities of any nation, state or locality which was determined adversely to the Acquired Corporation and resulted in a material net Tax liability for the Acquired Corporations. No Acquired Corporation is currently the subject of an audit or other examination of Taxes by the taxing authorities of any nation, state or locality (and, to the Knowledge of the Company, no such audit is pending or contemplated), which if determined adversely to the Acquired Corporation, could reasonably be expected to result in a material net Tax liability for the Acquired Corporations.

(h)    No Acquired Corporation is presently contesting the Tax liability of any Acquired Corporation before any Governmental Body, which if determined adversely to the Acquired Corporation, could reasonably be expected to result in a material Tax liability for the Acquired Corporation.

(i)    All material Taxes that any Acquired Corporation is (or was) required by Legal Requirements to withhold or collect in connection with amounts paid or owing to any employee, independent contractor,

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creditor, stockholder, member or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and owing.

(j)    No written claim has been received by an Acquired Corporation within the past five (5) years from a taxing authority in a jurisdiction where any Acquired Corporation does not file Tax Returns that any Acquired Corporation is or may by subject to taxation by that jurisdiction.

(k)    None of Parent, Purchaser, the Surviving Corporation or any Acquired Corporation will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or existed on or prior to the Closing Date: (a) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law), (b) an installment sale or open transaction, (c) a prepaid amount (other than prepaid amounts received in the ordinary course of business), (d) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19, (e) change in the accounting method of any Acquired Corporation pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality, or (f) an election pursuant to Section 108(i) of the Code.

(l)    No Acquired Corporation has made an election under Section 965(h) of the Code.

(m)    The mergers effected pursuant to that certain Agreement and Plan of Merger by and among Forum Merger Corporation, FMC Merger Subsidiary Corp., FMC Merger Subsidiary LLC, Clearlake Capital Management III L.P., and C1 INVESTMENT CORP., dated as of November 30, 2017, (the “2017 Merger”) together qualified as a tax-free “reorganization” within the meaning of Section 368(a) of the Code. To the Knowledge of the Company, the Transactions should not threaten or otherwise disqualify the 2017 Merger from treatment as a “reorganization” within the meaning of Section 368(a) of the Code.

3.16    Employee Matters; Benefit Plans.

(a)    Except as provided for on Part 3.16(a) of the Company Disclosure Schedule (such disclosures collectively, the “Labor Agreements”), no Acquired Corporation is party to, has a duty to bargain for, or is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor organization or work council representing any of its employees and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of an Acquired Corporation. Since February 2, 2018, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning labor representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting an Acquired Corporation or any of its employees. There is not now pending, and, to the Knowledge of the Company, no Person has threatened in writing to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding labor representation or union organizing activity or any similar activity or dispute. There is no material Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing relating to the employment or engagement of any Company Associate, including relating to any Company Employee Agreement, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters, including charges of unfair labor practices or harassment complaints. Since February 2, 2018, the Acquired Corporations have complied with all applicable Legal Requirements related to employment, including employment practices, wages, hours and other terms and conditions of employment, the lack of compliance with which has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)    Part 3.16(b) of the Company Disclosure Schedule sets forth an accurate and complete list of the Employee Plans (other than any employment offer letter that does not provide for severance or any notice or

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termination provisions). The Company has either delivered or made available to Parent or Parent’s Representatives prior to the execution of this Agreement with respect to each material Employee Plan accurate and complete copies of the following (other than any employment offer letter that does not provide for severance or any notice or termination provisions), as relevant: (i) all plan documents and all amendments thereto, and all related trust or other funding documents, in each case currently in effect; (ii) any currently effective determination letter or opinion letter received from the IRS; (iii) the most recent annual actuarial valuation and the most recent Form 5500; (iv) the most recent summary plan descriptions and any material modifications thereto; and (v) the most recent nondiscrimination tests required to be performed under the Code.

(c)    Except as set forth on Part 3.16(c) of the Company Disclosure Schedule, neither an Acquired Corporation nor any other Person that would be or, at any relevant time, would have been considered a single employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) has during the past six (6) years maintained, contributed to, or been required to contribute to a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan. With respect to any “multiemployer plan”, as defined in Section 4001 of ERISA, (i) neither an Acquired Corporation nor any ERISA Affiliate has incurred in the past six (6) years, or reasonably expects to incur, any withdrawal liability with respect to such a “multiemployer plan” under Subtitle E of Title IV of ERISA and (ii) to the Company’s Knowledge, no “multiemployer plan” that any Acquired Corporation or ERISA Affiliate has participated in, contributed to or had an obligation to contribute to in the past six (6) years (x) is in “reorganization” (within the meaning of Section 4241 of ERISA); (y) is, or may reasonably be expected to become, “insolvent” (within the meaning of Section 4245 of ERISA); or (z) is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA. No Employee Plan is (i) a “multiple employer plan” (within the meaning of the Code or ERISA), (ii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iii) a “funded welfare plan” within the meaning of Section 419 of the Code or (iv) sponsored by a human resources or benefits outsourcing entity, professional employer organization or other similar vendor or provider.

(d)    Each of the Employee Plans is now and has been operated in compliance in all material respects with its terms and all applicable Legal Requirements, including but not limited to ERISA and the Code.

(e)    Except as set forth on Part 3.16(e) of the Company Disclosure Schedule and except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Legal Requirement), neither the Acquired Corporations nor any Employee Plan has any present or future obligation to provide post-employment welfare benefits to or make any payment to, or with respect to, any present or former employee, officer or director of an Acquired Corporation pursuant to any retiree medical benefit plan or other retiree welfare plan.

(f)    No “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Benefit Plan that would result in a material liability to the any Acquired Corporation.

(g)    Except as provided by Section 2.8(a), neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor, the consummation of the Transactions (including in combination with other events or circumstances) will (i) entitle any current or former Company Associate to severance pay or any other cash payment, in each case, in excess of $200,000, or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or increase the amount of, compensation or benefits due to any such Company Associate, (iii) directly or indirectly cause the Acquired Corporations to transfer or set aside any material assets to fund any benefits under any Employee Plan, (iv) otherwise give rise to any material liability under any Employee Plan, (v) require a “gross-up,” indemnification for, or payment to any individual for any taxes imposed under Section 409A or Section 4999 of the Code or any other tax, or (vi) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

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3.17    Environmental Matters.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquired Corporations, each Acquired Corporation is and has been in compliance in all respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying with all Governmental Authorizations required for its business and operations by Environmental Laws (“Environmental Permits”), and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits. No material Legal Proceeding is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquired Corporations: (i) no Acquired Corporation has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any liability or obligation under applicable Environmental Laws; and (ii) no fact, circumstance, or condition exists in respect of any Acquired Corporation or any property currently or formerly owned, operated, or leased by any Acquired Corporation or any property to which an Acquired Corporation arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in an Acquired Corporation incurring any liability or obligation under applicable Environmental Laws.

3.18    Insurance. The Acquired Corporations are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged. All premiums due and payable under all such insurance policies have been timely paid and the Acquired Corporations are otherwise in compliance with the terms of such insurance policies, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquired Corporations. No Acquired Corporation has any self-insurance or co-insurance programs. Since February 2, 2018, no Acquired Corporation has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy. Since February 2, 2018, no Acquired Corporation has been refused any insurance coverage sought or applied for, and no Acquired Corporation has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquired Corporations.

3.19    Legal Proceedings; Orders.

(a)    There is no material Legal Proceeding pending against or, to the Knowledge of the Company, threatened against an Acquired Corporation or, to the Knowledge of the Company, against any present or former officer, director or employee or affiliate of an Acquired Corporation in such individual’s capacity as such.

(b)    To the Company’s Knowledge, as of the date hereof, there is no order, writ, injunction or judgment to which an Acquired Corporation is subject that is reasonably likely to have a Material Adverse Effect.

(c)    As of the date hereof, no investigation or review by any Governmental Body with respect to an Acquired Corporation is pending or is being threatened, other than any investigations or reviews that would not reasonably be expected to have a Material Adverse Effect.

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3.20    Authority; Binding Nature of Agreement. The Company has all requisite corporate power and authority to enter into and deliver and to perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and assuming that the Merger is consummated in accordance with Section 251(h) of the DGCL, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transactions (subject, in case of the Merger, to the filing and recordation of appropriate merger documents as required by the DGCL). The Company Board (at a meeting duly called and held) acting upon the unanimous recommendation of the Company Special Committee, has unanimously (a) determined that this Agreement and the Transactions, including the Offer and the Merger, are fair, advisable to, and in the best interest of, the Company and its stockholders, (b) approved and deemed advisable the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, in accordance with the DGCL, (c) agreed that the Agreement shall be subject to Section 251(h) of the DGCL and (d) recommended that the stockholders of the Company tender their shares to Parent pursuant to the Offer, which resolutions, subject to Section 6.1, have not been subsequently rescinded, withdrawn or modified. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Purchaser, this Agreement constitutes the legal, valid and binding obligations of the Company and is enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.21    Anti-Takeover Laws. Assuming the accuracy of the representations and warranties set forth in Section 4.8, the Company and the Company Board have taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL shall be inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Offer, the Merger and the other Transactions. No other “control share acquisition,” “fair price,” “moratorium’” or other Takeover Laws apply to the execution, delivery and performance of this Agreement and to the consummation of the Offer, the Merger and the other Transactions.

3.22    Merger Approval. Following the Offer Acceptance Time, assuming satisfaction of the Minimum Condition, no vote of the holders of any class or series of the Company’s capital stock will be required in order to adopt this Agreement and the Merger.

3.23    Non-Contravention; Consents.

(a)    Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the HSR Act, if applicable, any applicable filing, notification or approval pursuant to 31 C.F.R. Part 801, and the rules and regulations of Nasdaq, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions will not: (i) cause a violation of any of the provisions of the Certificate of Incorporation or bylaws (or similar organizational documents) of any Acquired Corporation; (ii) or cause a violation by the Acquired Corporations of any Legal Requirement or order applicable to the Acquired Corporations, or to which the Acquired Corporations are subject or their respective properties or assets are bound; or (iii) conflict with, result in breach of, or constitute a default or an event which, with notice or lapse of time or both would become a default by any Acquired Corporation under, give rise to any other right of termination, amendment, vesting, acceleration or cancelation of, or result in the creation of an Encumbrance in connection with any Contract or Company Lease to which any Acquired Corporation is a party or by which their respective properties or assets may be bound or affected, except in the case of clause (iii), for such violations as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    Except as may be required by the Exchange Act, the DGCL, the HSR Act and any filing, notification or approval pursuant to 31 C.F.R. Part 801 and the rules and regulations of Nasdaq, the Acquired

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Corporations are not required to give notice to, make any filing with, or obtain any Consent from any Person at any time prior to or after the Closing in connection with the execution and delivery of this Agreement, or the consummation by the Company of the Merger, except those filings, notifications, approvals, notices or Consents that the failure to make, obtain or receive are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

3.24    Opinion of Financial Advisor. The Company Board has received the oral opinions, of Raymond James & Associates, Inc., William Blair & Company, L.L.C. and Jefferies Group LLC, the financial advisors to the Company, dated on or prior to the date of this Agreement, to the effect that, as of the date of such opinion and subject to the limitations, qualifications, assumptions and conditions set forth therein, the Offer Price in cash to be paid to the holders of Company Common Stock (other than Parent, Purchaser or any of their respective Affiliates) in connection with the Offer and the Merger is fair from a financial point of view to such holders. It is agreed and understood that such opinions are for the benefit of the Company Board and may not be relied upon by Parent or Purchaser. The Company shall deliver or make available to Parent solely for informational purposes an executed copy of the opinions as soon as practicable following the date of this Agreement.

3.25    Financial Advisors. Except for Morgan Stanley Senior Funding, Inc., Raymond James & Associates, Inc., William Blair & Company, LLC and Jefferies Group LLC no broker, finder, investment banker, financial advisor, finder, agent or other Person is entitled to any brokerage, finder’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has provided to Parent true and complete copies of all agreements between the Company and any Person pursuant to which such Person would be entitled to any fee or commission relating to the Offer or Merger or any of the other transactions contemplated hereby.

3.26    Top Customers and Suppliers. The relationships of the Acquired Corporations with the ten (10) largest customers of the Acquired Corporations (by dollar volume received for the twelve (12) month period ending on the date of the Balance Sheet) (the “Top Customers”) and the ten (10) largest suppliers of goods or services to the Acquired Corporations (by dollar volume paid for the twelve (12) month period ending on the date of the Balance Sheet) (the “Top Suppliers”), are good commercial working relationships, and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or terminated, or, to the Knowledge of the Company, given notice that it intends to cancel or otherwise terminate, any material relationships of such Person with an Acquired Corporation, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Knowledge of the Company, given notice that it intends to modify materially its relationships with an Acquired Corporation or intends to stop, decrease or limit materially its products or services to any Acquired Corporation or its usage or purchase of the products or services of any Acquired Corporation, (iii) to the Knowledge of the Company, no Top Supplier or Top Customer has given notice that it intends to refuse to pay any material amount due to any Acquired Corporation or seek to exercise any remedy against any Acquired Corporation and (iv) no Acquired Corporation has within the past one (1) year been engaged in any dispute with any Top Supplier or Top Customer other than any disputes which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. A list of the Top Customers and Top Suppliers is set forth in Schedule 3.26.

3.27    No Other Representations and Warranties. The Company is not relying and the Company has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties made by Parent or Purchaser in Section 4. Such representations and warranties by Parent and/or Purchaser constitute the sole and exclusive representations and warranties of Parent and Purchaser in connection with the Transactions, and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent and Purchaser.

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SECTION 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Company as follows:

4.1    Due Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted and (b) to own, lease and use its assets in the manner in which its assets are currently used, except where any such failure would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has either delivered or made available to Company or Company’s Representatives accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of Parent and Purchaser, including all amendments thereto.

4.2    Purchaser. Purchaser was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and those incident to its formation. Either Parent or a wholly owned subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Purchaser.

4.3    Authority; Binding Nature of Agreement. Parent and Purchaser have all requisite corporate power and authority to execute and deliver and perform their obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions: have been duly and validly authorized by all necessary corporate action, and, assuming that the Merger is consummated in accordance with Section 251(h) of the DGCL, no other corporate proceedings on the part of Parent and Purchaser are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transactions (subject, in case of the Merger, to the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement constitutes the legal, valid and binding obligation of Parent and Purchaser, and, assuming due authorization, execution and delivery by the Company, is enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.4    Non-Contravention; Consents.

(a)    Non-Contravention; Consents. Assuming compliance with the applicable provisions of the HSR Act, and any applicable filing, notification or approval pursuant to 31 C.F.R. Part 801, the execution and delivery of this Agreement by Parent and Purchaser, and the consummation of the Transactions, will not: (i) cause a violation of any of the provisions of the certificate of incorporation or bylaws or other organizational documents of Parent or Purchaser; (ii) assuming that all consents, approvals, authorizations and permits describe in Section 4.4(b) have been made or taken, conflict with, violate or cause a violation by Parent or Purchaser of any Legal Requirement or order applicable to Parent or Purchaser, or to which they are subject or their respective properties or assets are bound; or (iii) conflict with, result in a breach of, or constitute a default, on the part of Parent or Purchaser, or an event which, with notice or lapse of time or both would become a default by Parent or Purchaser under, give rise to any other right of termination, amendment, vesting, acceleration or cancellation of, or result in the creation of an Encumbrance in connection with any Contract or lease to which either Parent or Purchaser is a party or by which their respective properties or assets may be bound or affected, except, in the case of clauses “(ii)” and “(iii)”, for such conflicts, violations, breaches or defaults as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    Except as may be required by the Exchange Act (including the filing with the SEC of the Offer Documents), state takeover laws, the DGCL or the HSR Act and any filing, notification or approval pursuant to 31 C.F.R. Part 801, neither Parent nor Purchaser, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice to, or to obtain any Consent from, any Person at or prior to or after the Closing in connection with the execution and delivery of this Agreement by Parent or Purchaser or the

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consummation by Parent or Purchaser of the Offer, the Merger or the other Transactions, other than such filings, notifications, approvals, notices or Consents that, if not obtained, made or given, would not reasonably be expected to have a Parent Material Adverse Effect. No vote of Parent’s stockholders is necessary to approve this Agreement or any of the Transactions.

4.5    Disclosure. None of the Offer Documents will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Parent and Purchaser, none of the information with respect to Parent or Purchaser supplied or to be supplied by or on behalf of Parent or Purchaser or any of their Subsidiaries specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, none of Parent or Purchaser makes any representation or warranty with respect to statements made or incorporated by reference therein based on information supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference in the Offer Documents.

4.6    Absence of Litigation. As of the date of this Agreement, there is no Legal Proceeding pending and served or, to the Knowledge of Parent, pending and not served or overtly threatened against Parent or Purchaser, except as would not and would not reasonably be expected to materially and adversely affect Parent’s or Purchaser’s ability to consummate the Transactions. To the Knowledge of Parent or Purchaser, as of the date of this Agreement, neither Parent nor Purchaser is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as would not and would not reasonably be expected to materially and adversely affect Parent’s or Purchaser’s ability to consummate the Transactions.

4.7    Financing. Parent and Purchaser have, on the date of this Agreement, delivered to the Company true and complete copies of debt financing commitment letters (collectively, the “Debt Commitment Letters”) and an equity commitment letter (the “Equity Commitment Letters,” and together with the Debt Commitment Letters, the “Commitment Letters”), except that the fees and other commercially sensitive matters specified in the Debt Commitment Letters may have been redacted (none of which redactions relate to the amount, conditionality, enforceability, availability or termination of the Debt Financing). As of the date of this Agreement, each of the Commitment Letters is in full force and effect and is a legal, valid and binding obligation of Parent, the Equity Financing Sources in the Equity Commitment Letter (in the case of the Equity Commitment Letter) and, to the knowledge of Parent, the Debt Financing Sources (in the case of the Debt Commitment Letters), except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including, specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought. Assuming, (x) the accuracy of the representation and warranties set forth in Section 3.3, Section 3.4(b), Section 3.5 and Section 3.9(a)(v) and (y) the performance by the Acquired Corporations of the covenants set forth in Section 6.2(b)(ii) and Section 6.2(b)(v), the aggregate net proceeds contemplated by the Commitment Letters provide Parent and Purchaser, upon the terms and subject to the conditions set forth therein and the funding thereof, with sufficient funds to consummate the Transactions, including to consummate the Offer and pay the Merger Consideration and the fees and expenses of Parent related to the transactions contemplated hereby. As of the date of this Agreement, and assuming the truth and accuracy of the representations set forth in Section 3 in a manner that would satisfy the condition set forth the Offer Conditions and assuming the satisfaction of the Offer Conditions, Parent does not know of any circumstance or condition that could reasonably be expected to prevent or substantially delay the availability of such funds at or

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prior to the Acceptance Time and on or prior to the Closing. As of the date of this Agreement, the Commitment Letters are in full force and effect and have not been withdrawn, terminated or otherwise amended or modified in any respect. There are no other agreements, side letters or arrangements relating to the Commitment Letters (other than as set forth in such Commitment Letters). Parent has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement and shall in the future pay any such fees in connection with the Closing as they become due.

4.8    Ownership of Company Common Stock. Except for the Rollover Shares when contributed to PVKG Investment Holdings pursuant to the Rollover Agreement, neither Parent nor any of Parent’s Affiliates directly or indirectly owns, and at all times for the past three (3) years, neither Parent nor, to the Knowledge of Parent, any of Parent’s controlled Affiliates has owned, beneficially or otherwise, any shares of the Company’s capital stock or any securities, Contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock. As of the date hereof, neither Parent nor Purchaser is an “interested stockholder” of the Company under Section 203(c) of the DGCL.

4.9    Acknowledgement by Parent and Purchaser.

(a)    Neither Parent nor Purchaser is relying and neither Parent nor Purchaser has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in made by the Company in this Agreement, including the Company Disclosure Schedule. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions, and each of Parent and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

(b)    In connection with the due diligence investigation of the Company by Parent and Purchaser and their respective Affiliates, stockholders or Representatives, Parent and Purchaser and their respective Affiliates, stockholders and Representatives have received and may continue to receive after the date hereof from the Company and its Affiliates, stockholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Purchaser hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Purchaser will have no claim against the Company, or any of its Affiliates, stockholders or Representatives, or any other person with respect thereto unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement. Accordingly, Parent and Purchaser hereby acknowledge and agree that neither the Company nor any of its Affiliates, stockholders or Representatives, nor any other person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement.

4.10    Brokers and Other Advisors. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses shall be paid by Parent.

SECTION 5. CERTAIN COVENANTS OF THE COMPANY

5.1    Access and Investigation. During the period from the date of this Agreement until the earlier of the Offer Acceptance Time and the termination of this Agreement pursuant to Section 8.1 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Acquired Corporations shall, and shall cause the

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respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours of the Company to the Company’s Representatives, personnel, and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (b) promptly provide Parent and Parent’s Representatives with all reasonably requested information regarding the business of the Acquired Corporations, including copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request; provided, however, that any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Acquired Corporations and in such a manner as not to unreasonably interfere with the normal operation of the business of the Acquired Corporations or create material risk of damage or destruction to any material assets or property. Any investigation shall be subject to the Acquired Corporations’ reasonable security measures and insurance requirements and shall not include invasive testing. Nothing herein shall require the Acquired Corporations to disclose any information if, on advice of outside legal counsel, such disclosure would (a) jeopardize any attorney-client or other legal privilege (so long as the Acquired Corporations have reasonably cooperated with Parent and otherwise used reasonable best efforts to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto) or (b) contravene any applicable Legal Requirement or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which an Acquired Corporation or its Affiliates is a party) (so long as the Acquired Corporations shall have reasonably cooperated with Parent and otherwise used reasonable best efforts to develop an alternative to permit such inspection of or to disclose such information on a basis that does not contravene such Legal Requirement or binding agreement); provided, further, that information shall be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent the Acquired Corporations determine, on the advice of outside legal counsel, that doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws. With respect to the information disclosed pursuant to this Section 5.1, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Confidentiality Agreement dated August 31, 2018 between the Company and CVC Advisers (U.S.) Inc. (the “Confidentiality Agreement”). All requests for information made pursuant to this Section 5.1 shall be directed to the executive officer or other Person designated by the Company. No access, review or investigation pursuant to this Section 5.1 shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties hereunder.

5.2    Operation of the Acquired Corporations’ Business.

(a)    During the Pre-Closing Period: (i) except (x) as required or otherwise expressly contemplated under this Agreement, or as required by applicable Legal Requirements or Labor Agreements, (y) with the written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned (unless the Company reasonably believes after consultation with outside antitrust counsel that obtaining such consent would violate any law, including Antitrust Law) or (z) as set forth in Part 5.2 of the Company Disclosure Schedule (collectively, the “Exceptions”), the Company shall (A) ensure that each Acquired Corporation conducts in all material respects its business and operations in the ordinary course and in compliance with all applicable Legal Requirements or Labor Agreements and (B) use commercially reasonable efforts, consistent with past practices and policies, to (1) preserve intact the business and operations of the Acquired Corporations, (2) keep available all of the services of its directors, officers and material employees of the Acquired Corporations and (3) preserve the current relationships of the Acquired Corporations with material customers, suppliers, distributors, licensors, licensees and others with which they have significant business dealings and (ii) the Company shall promptly notify Parent of (A) any knowledge of the receipt of any notice from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions and (B) any Legal Proceeding commenced, or, to its knowledge threatened in writing, relating to or involving any Acquired Corporation that relates to the consummation of the Transactions.

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(b)    Without limiting the generality of Section 5.2(a) and other than pursuant to one or more of the Exceptions, during the Pre-Closing Period, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), no Acquired Corporation shall:

(i)    amend, waive or otherwise change its Certificate of Incorporation or bylaws or other charter or organizational documents;

(ii)    authorize for issuance, issue, grant, sell, encumber (other than pursuant to the Existing Credit Facilities in the ordinary course of business), dispose of, transfer or propose, agree or commit to authorize for issuance, issue, grant, sell, encumber, dispose of or transfer any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, except (i) with respect to the granting or the issuance of shares upon the exercise of Company Options to Acquired Corporation employees and other service providers consistent with past practice granted prior to the date of this Agreement in accordance with the terms thereof or (ii) as the result of the exercise or conversion of any instrument convertible into or exchangeable for any capital stock, equity interest or other security of the Acquired Corporation outstanding as of the date hereof;

(iii)    split, combine, recapitalize or reclassify any of its shares or other equity interests or issue or authorize the issuance of any other securities in respect thereof or declare, set aside, set a record date for or pay any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire, or modify or amend the terms of, any of its securities;

(iv)    except as required by applicable Legal Requirements or Labor Agreements, (A) increase the compensation payable or to become payable to any of its employees or consultants, other than increases in the ordinary course of business consistent with past practice to any such individuals who are not directors or officers of any Acquired Corporation that do not exceed 5% individually or 3% in the aggregate, (B) amend or adopt any bonus, pension, severance, retention, insurance or other benefit payment or arrangement, (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation, (D) grant any new awards under any Employee Plan, (E) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization to Parent, (F) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Employee Plan that is required by applicable Legal Requirement to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Legal Requirement, or (G) hire or engage any new employee or consultant if such new employee or consultant will receive annual base compensation in excess of $400,000;

(v)    (A) incur, create, modify, assume, endorse or otherwise become liable for any Indebtedness for borrowed money or guarantees thereof (directly, contingently or otherwise), other than (1) any such Indebtedness in an aggregate principal amount not to exceed $2,000,000 (other than Indebtedness under the Revolving Credit Agreement in the ordinary course of business) or (2) as incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or guarantees by the Company of Indebtedness of any wholly owned Subsidiary of the Company, (B) cancel any material Indebtedness owed by any Acquired Corporation; (C) repay, redeem, repurchase, repay, defease or cancel any Indebtedness for borrowed money, except as required by the terms thereof or in an amount not in excess of $2,000,000 in the aggregate under the Revolving Credit Agreement in the ordinary course of business; (D) issue or sell any bonds, debentures, notes, warrants or other rights to acquire any debt securities of any Acquired Corporation, or any similar instruments; (E) enter into any “keep well” or other agreement to maintain any financial condition of another Person; (F) make any loans, advances or capital contributions to, or investments in, any other Person; or (G) enter into any arrangement having the economic effect of any of the foregoing;

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(vi)    (A) transfer, license, sublicense to any Person or otherwise covenant not to assert, grant, extend, materially amend or modify, permit to lapse, abandon or fail to preserve any Company Registered IP, Company IP License or other Company IP that is material to the business of any Acquired Corporation (excluding non-exclusive licenses of Company IP granted to Acquired Corporation customers in the ordinary course of business consistent with past practice), or (B) disclose to any Person who has not entered into a reasonably protective confidentiality agreement any Trade Secrets (including any source code for any Proprietary Software);

(vii)    merge or consolidate with or acquire or agree to acquire (by merger, consolidation, acquisition of stock or assets, or otherwise) any other Person, any equity interest therein or a portion of the assets thereof, except for the acquisition of supplies and other inventory in the ordinary course of business consistent with past practice;

(viii)    (A) amend, change, cancel, terminate, renew or extend, or request or agree to any amendment to or change in or cancellation, termination, renewal or extension of, any Material Contract or Company Lease, (B) waive, release or assign, in any respect, any rights under any Material Contract or Company Lease or (C) enter into any new Contract that would be a Material Contract or Company Lease if it had existed as of the date of this Agreement;

(ix)    fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)    terminate, cancel or otherwise fail to keep in force any insurance policies or replacement or revised policies maintained by any Acquired Corporation providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect without replacing such coverage with a comparable amount of insurance coverage to the extent available on commercially reasonable terms;

(xi)    revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, or make any change in accounting methods, principles or practices or change its fiscal year, except to the extent required to comply with any change in GAAP and after consulting with the Acquired Corporations’ outside auditors;

(xii)    make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any material Tax Returns or file any claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(xiii)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xiv)    make, authorize, enter into any commitment for or incur any new capital expenditure(s) in an amount in excess of $5,000,000 in the aggregate;

(xv)    commence any Legal Proceeding (other than to enforce its rights under this Agreement and in connection with the Transactions) or, waive, release, assign, pay, discharge, satisfy, settle or compromise, any pending or threatened Legal Proceeding or any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise) arising from such Legal Proceeding, or consent to the entry of any Order, other than any waiver, release, assignment, payment, discharge, satisfaction, settlement or compromise in the ordinary course of business consistent with past practice that involves only the payment of monetary damages in an amount not in excess of $2,000,000 in the aggregate or such greater amount reserved therefor or reflected in the Company SEC Documents filed with the SEC prior to the date of this Agreement;

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(xvi)    sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (other than (A) securitizations in the ordinary course of business and consistent with past practice or (B) pursuant to the Existing Credit Facilities in the ordinary course of business), or authorize the sale, lease, license, transfer, exchange, swap, mortgage, pledge or encumbrance of (other than (A) securitizations in the ordinary course of business and consistent with past practice or (B) pursuant to the Existing Credit Facilities in the ordinary course of business), or otherwise dispose of, any properties, assets (tangible or intangible) or rights in any single transaction or series of related transactions, except for the sale of inventory and the provision of services in the ordinary course of business consistent with past practice;

(xvii)    other than as expressly required by this Agreement, enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company or any of its Subsidiaries;

(xviii)    take any action that would reasonably be expected to prevent, materially delay or impair, or omit to take any action where such omission would reasonably be expected to prevent, materially delay or impair, the obtaining of any Governmental Authorizations of any Governmental Body to be obtained in connection with this Agreement;

(xix)    enter into any new line of business outside of its existing business as of the date hereof;

(xx)    enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Company Related Parties (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxi)    authorize, resolve or enter into any agreement or agree to do any of the foregoing actions.

5.3    No Solicitation.

(a)    For the purposes of this Agreement, “Acceptable Confidentiality Agreement” shall mean any executed customary confidentiality agreement that (i) contains provisions (other than standstill provisions) that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and (ii) does not prohibit the Company or any of its Subsidiaries from providing any information to Parent in accordance with Section 5.3 or otherwise prohibit the Company or any of its Subsidiaries from complying with its obligations under this Agreement.

(b)    Except as permitted by this Section 5.3, the Acquired Corporations shall, shall cause their Affiliates to, and shall direct their Representatives to, cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and the Acquired Corporations shall not, shall cause their Affiliates not to, and shall direct their Representatives not to, (i) continue any solicitation, knowing encouragement, knowing facilitation, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and (ii) directly or indirectly, (A) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with or for the purpose of knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or (C) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal or requiring the Acquired

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Corporations (or that would require the Acquired Corporations) to abandon, terminate or fail to consummate the Offer, the Merger or the other Transactions.

(c)    As soon as reasonably practicable after the date of this Agreement, the Company shall (i) deliver a written notice to each Person (other than Parent, Purchaser and their respective Representatives) that entered into a confidentiality agreement in connection with its consideration of any Acquisition Proposal, (A) informing such Person that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective as of the date thereof, and (B) requesting such Person to return or destroy in accordance with the terms of such confidentiality agreement all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Acquired Corporations and (ii) terminate all access granted to any such Person (other than Parent, Purchaser and their respective Representatives) to any physical or electronic data room. None of the Acquired Corporations shall modify, amend or terminate, or waive, release or assign any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which it is a party relating to any such Acquisition Proposal or any inquiry, offer or proposal in connection therewith and shall enforce, to the fullest extent permitted under applicable Legal Requirements, the provisions of any such agreement; provided, that the Acquired Corporations shall be permitted to waive any standstill agreement (or similar agreement) in order to permit a Person to make an Acquisition Proposal to the Company Board in a confidential manner, if and only if the Company Board shall have determined, upon the recommendation of the Company Special Committee, in good faith (after consultation with its outside legal counsel) that the failure to so waive would be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Legal Requirement.

(d)    Subject to the last sentence of this Section 5.3(d), if at any time on or after the date of this Agreement and prior to the Offer Acceptance Time an Acquired Corporation or any of its Representatives receives an unsolicited written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed on or after the date of this Agreement and did not result from any breach of this Section 5.3, (i) the Company and its Representatives may contact such Person or group of Persons to clarify the terms and conditions thereof and inform such Person or group of Persons of the terms of this Section 5.3 and (ii) if the Company Board, upon the recommendation of the Company Special Committee, determines in good faith, after consultation with financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer and the Company Board, upon the recommendation of the Company Special Committee, determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Legal Requirement, then the Company and its Representatives may (x) furnish, pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Acquired Corporations to the Person or group of Persons who has made such Acquisition Proposal; provided, that the Company shall concurrently provide to Parent any non-public information concerning the Acquired Corporations that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal.

(e)    The Company shall (i) promptly (and in any event within 24 hours) notify Parent if any Acquisition Proposal, or any inquiries, proposals or offers with respect to an Acquisition Proposal, are received by an Acquired Corporation or any of its Representatives, (ii) identify the Person making such Acquisition Proposal, or inquiry, proposal or offer, and provide to Parent a summary of the material terms and conditions of such Acquisition Proposal or such inquiry, proposal or offer (including copies of any written materials related thereto and any subsequent amendments or modifications thereto), (iii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal on a reasonably prompt basis and (iv) promptly upon the request of Parent, reasonably inform Parent of the status of such Acquisition Proposal.

(f)    Nothing in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a),

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Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the stockholders of the Company that is required by applicable Legal Requirements or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, that the Company shall not effect, or disclose pursuant to such rules or Legal Requirements or otherwise take a position which constitutes, a Company Adverse Change Recommendation unless specifically permitted pursuant to the terms of Section 6.1.

(g)    The Company agrees that in the event any Representative of an Acquired Corporation or Representative thereof takes any action that, if taken by the Company, would constitute a breach of this Section 5.3, the Company shall be deemed to be in breach of this Section 5.3.

5.4    Security Clearances. During the Pre-Closing Period, the Company shall (a) ensure that each of the Defense Security Service of the United States Department of Defense and any other Governmental Body responsible for the maintenance of the Acquired Corporations’ facility security clearances, if any, shall not terminate, suspend, revoke or in any way materially change either the Government Contracts with an Acquired Corporation or an Acquired Corporation’s facility security clearance with respect to such Government Contracts as a result of this Agreement or the Transactions, and (b) continue to take any and all requisite steps to and otherwise cause each of its Subsidiaries to obtain or retain the requisite facility and personnel security clearances to own and operate the Acquired Corporations (and any successor thereto) and their respective businesses as currently conducted and as currently contemplated to be conducted without delay or interruption.

SECTION 6. ADDITIONAL COVENANTS OF THE PARTIES

6.1    Company Board Recommendation.

(a)    The Company hereby consents to the Offer and represents that the Company Board, at a meeting duly called and held, has made the Company Board Recommendation. Subject to Section 6.1(b), the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents. During the Pre-Closing Period, neither the Company Board nor any committee thereof shall (i): (A) withdraw (or modify in a manner adverse to Parent or Purchaser), or publicly propose to withdraw (or modify in a manner adverse to Parent or Purchaser), the Company Board Recommendation or (B) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal, (ii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Contract with respect to any Acquisition Proposal, or requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than an Acceptable Confidentiality Agreement), or (iii) resolve or agree to take any of the foregoing actions (any action described in the foregoing clauses (i) through (iii) being referred to as a “Company Adverse Change Recommendation”).

(b)    Notwithstanding Section 6.1(a), at any time prior to accepting for payment for such number of Shares validly tendered and not properly withdrawn pursuant to the Offer as satisfies the Minimum Condition (the “Offer Acceptance Time”):

(i)    if the Company has received a written Acquisition Proposal (which Acquisition Proposal did not arise out of a breach of Section 5.3) from any Person that has not been withdrawn and after consultation with financial advisors and outside legal counsel, the Company Board shall have determined, upon the recommendation of the Company Special Committee, in good faith, that such Acquisition Proposal is a Superior Offer and continues to be a Superior Offer, (x) the Company Board may make a Company Adverse Change Recommendation or (y) the Company may terminate this Agreement in accordance with Section 8.1(f) to enter into a Specified Agreement with respect to such Superior Offer, if and only if: (A) the Company Board determines in good faith, upon the recommendation of the Company Special Committee, after consultation with

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the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(f) at least three (3) Business Days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice shall not constitute a Company Adverse Change Recommendation); and (C) (1) the Company shall have provided to Parent a summary of the material terms and conditions of the Acquisition Proposal (including copies of any written materials related thereto) in accordance with Section 5.3(e), (2) the Company shall have given Parent the three (3) Business Days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal and shall have made its Representatives reasonably available to negotiate in good faith with Parent (to the extent Parent desires to negotiate) with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to the proposals made by Parent, if any, after consultation with financial advisors and outside legal counsel, the Company Board shall have determined, in good faith, upon the recommendation of the Company Special Committee, that such Acquisition Proposal is a Superior Offer and that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(f) would continue to be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements and (D), in connection with a termination of this Agreement pursuant to Section 8.1(f), the Company pays or causes to be paid to Parent the Termination Fee payable to pursuant to Section 8.3(b) prior to or concurrently with such termination. For the avoidance of doubt, the provisions of this Section 6.1(b)(i) shall also apply to any material amendment to any financial terms or other material terms of such Acquisition Proposal and require a new Determination Notice, except that the references to three (3) Business Days shall be deemed to be two (2) Business Days; and

(ii)    other than in connection with an Acquisition Proposal, the Company Board may make a Company Adverse Change Recommendation in response to a Change in Circumstance, if and only if: (A) the Company Board determines in good faith, upon the recommendation of the Company Special Committee, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent a Determination Notice at least three (3) Business Days prior to making any such Company Adverse Change Recommendation; and (C) (1) the Company shall have specified the Change in Circumstance in reasonable detail, (2) the Company shall have given Parent the three (3) Business Days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal, and shall have made its Representatives reasonably available to negotiate in good faith with Parent (to the extent Parent desires to do so) with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel, the Company Board shall have determined, in good faith, upon the recommendation of the Company Special Committee, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstance would continue to be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements. For the avoidance of doubt, the provisions of this Section 6.1(b)(ii) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance and require a new Determination Notice, except that the references to three (3) Business Days shall be deemed to be two (2) Business Days.

6.2    Filings, Consents and Approvals.

(a)    Subject to the terms and conditions set forth in this Agreement, including Section 6.2(f), each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable under the HSR Act, under other applicable Antitrust Laws or pursuant to 31 C.F.R. Part 801 to consummate and make effective the Transactions as promptly as practicable, including (i) obtaining all necessary actions or nonactions, waivers, consents, clearances,

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decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Bodies and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body, in each case in connection with the HSR Act, under other applicable Antitrust Laws or pursuant to 31 C.F.R. Part 801; (ii) obtaining all necessary consents, authorizations, approvals or waivers from third parties (other than Governmental Bodies); and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions.

(b)    In furtherance and not in limitation of the foregoing, but subject to the limitations contained in Section 6.2(f), the Parties agree to promptly take, and cause their respective Subsidiaries to take, all actions and steps requested or required by any Governmental Body as a condition to granting any consent, permit, authorization, waiver, clearance or approval, and to cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, of the FTC, the DOJ, or other Governmental Bodies of any other jurisdiction for which consent, permit, authorization, waiver, clearance, approval and expiration or termination of the waiting period is sought with respect to the Transactions, so as to obtain such consent, permit, authorization, waiver, clearance, approval or termination of the waiting period under the HSR Act, such other Antitrust Laws or pursuant to 31 C.F.R. Part 801, and to avoid the commencement of a lawsuit by the FTC, the DOJ or other Governmental Bodies under such other Antitrust Laws, and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or delaying the Offer Acceptance Time beyond the Expiration Date, including (i) negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, product lines, or businesses of the Company, Parent or any of their respective Subsidiaries, (ii) terminating existing relationships, contractual rights or obligations of the Company, Parent or any of their respective Subsidiaries, (iii) terminating any venture or other arrangement, (iv) creating any relationship, contractual rights or obligations of the Company, Parent or any of their respective Subsidiaries, (v) effectuating any other change or restructuring of the Company, Parent or any of their respective Subsidiaries and (vi) otherwise taking or committing to take any actions with respect to the businesses, product lines or assets of the Company, Parent or any of their respective Subsidiaries; provided, that the Company, Parent, Purchaser and their respective Subsidiaries shall only be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is binding on such applicable Persons only in the event the Closing occurs. The Parties shall defend through litigation on the merits any claim asserted in court by any party, including any Governmental Body, under Antitrust Laws in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that could restrain, delay, or prevent the Closing by the End Date; provided that such litigation in no way limits the obligation of Purchaser and Parent to take all actions and steps to eliminate each and every impediment identified herein.

(c)    Subject to the terms and conditions of this Agreement, each of the Parties hereto shall (and shall cause their respective Subsidiaries, if applicable, to): (i) promptly, but in no event later than ten (10) Business Days after the date hereof, make an appropriate filing of all Notification and Report forms as required by the HSR Act and pursuant to 31 C.F.R. Part 801, in each case, with respect to the Transactions; (ii) as promptly as reasonably practicable after the date hereof, make all other filings, notifications or other consents as may be required to be made or obtained by such Party because it is also deemed necessary, proper or advisable under applicable Antitrust Laws; and (iii) cooperate with each other in determining whether, and promptly preparing and making, any other filings or notifications or other consents required to be made with, or obtained from, any other Governmental Bodies in connection with the Transactions.

(d)    Without limiting the generality of anything contained in this Section 6.2, during the Pre-Closing Period, each Party hereto shall use its reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, including allowing the other Parties to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) give the other Parties prompt notice of the making or commencement of

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any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions, (iii) keep the other Parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly inform the other Parties of any material communication to or from the FTC, the DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (v) upon request, promptly furnish to the other Parties, subject to an appropriate confidentiality agreement to limit disclosure to outside counsel and consultants retained by such counsel, with copies of documents provided to or received from any Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, provided, however that such material may be redacted as necessary to (1) comply with contractual arrangements, (2) address legal privilege or confidentiality concerns, and (3) comply with applicable Legal Requirement; provided, further that such Party shall use commercially reasonable efforts to find alternative means of disclosing any such information restricted by confidentiality concerns or attorney-client privilege or prohibited under applicable Legal Requirement or by the terms of any agreement to which an Parent, Purchaser or an Acquired Corporation is a party, (vi) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants retained by such counsel, and to the extent reasonably practicable, consult in advance and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding and (vii) except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, each Party hereto shall provide advance notice of and permit authorized Representatives of the other Party to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding. Each Party shall supply as promptly as practicable such information, documentation, other material or testimony that may be reasonably requested by any Governmental Body, including by complying at the earliest reasonably practicable date with any reasonable request for additional information, documents or other materials received by any Party or any of their respective Subsidiaries from any Governmental Body in connection with such applications or filings for the transactions contemplated by this Agreement. Purchaser shall pay all filing fees under the HSR Act and for any filings required under foreign Antitrust Laws, but the Company shall bear its own costs for the preparation of any such filings. Neither Party shall commit to or agree with any Governmental Body to stay, toll or extend any applicable waiting period under the HSR Act, or pull and refile under the HSR Act, or other applicable Antitrust Laws, without the prior written consent of the other. Notwithstanding anything in this Agreement to the contrary, (x) Parent and its Affiliates shall not be obligated to provide or disclose to any other party, and no other party shall have the right to receive or review, any information containing Parent’s or its Affiliates’ confidential information or business secrets and (y) Parent and Purchaser shall have the right to make (after considering in good faith any objections raised by the Company) the final decision with respect to any decision, strategy, plan, course of action or other matters relating to effecting the obligations set forth in this Section 6.2 with respect to any objections, if any, that a Governmental Body in the United States or any other jurisdiction may assert with respect to the Transactions on behalf of Parent, Purchaser and the Company to the fullest extent applicable.

(e)    Parent agrees that it shall not acquire or agree to acquire any assets, business or any Person, whether by merger, consolidation, purchasing a substantial portion of the assets of or equity in any Person or by any other manner or engage in any other transaction or take any other action, if the entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation or purchase or other transaction or action would reasonably be expected to (i) impose any delay in the expiration or termination of any applicable waiting period or impose any delay in the obtaining of, or increase the risk of not obtaining, any authorization, consent, clearance, approval or order of a Governmental Body necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, including any approvals and expiration of waiting periods pursuant to the HSR Act or any other applicable Legal Requirements, (ii) increase the risk of any Governmental Body entering, or increase the risk of not being able to remove or successfully challenge, any

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permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Offer, the Merger and the other transactions contemplated by this Agreement or (iii) otherwise delay or impede the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement.

(f)    Notwithstanding anything in this Agreement to the contrary, no Party (or their respective Affiliates, as applicable) will be required, nor shall any Acquired Corporation be permitted without Parent’s prior written consent, to (i) undertake any efforts, or to take or consent to any action with respect to, any business, assets, properties or operations of Parent or its Affiliates (other than the Company and its Subsidiaries following the consummation of the Transactions) and (ii) agree to the payment of a “consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or the provision of additional security (including a guarantee) in connection with the Offer or the Merger, including in connection with obtaining any consent or waiver pursuant to any Contract.

6.3    Company Stock Options, ESPP and EBC Option Agreement.

(a)    Prior to the Offer Acceptance Time, the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Company Board or a committee thereof) that may be necessary (under the Company Equity Plans and award agreements pursuant to which Company Options are outstanding) to (i) cancel, extinguish and terminate for no consideration or payment, effective as of and contingent upon the Effective Time, each Company Option that is outstanding and unexercised as of immediately before the Effective Time in accordance with Section 2.8 and (ii) terminate each Company Equity Plan effective as of and contingent upon the Effective Time, in each case, with no obligations or liabilities to the Acquired Corporations, Parent or Purchaser remaining thereunder.

(b)    Prior to the Offer Acceptance Time, the Company shall take all actions necessary or required under the ESPP and Legal Requirements to, contingent on the Effective Time, (i) ensure that no new Offering (as defined in the ESPP) shall be authorized or commenced on or after the date of this Agreement and (ii) with respect to each Offering in existence under the ESPP on the date of this Agreement, provide that no participant may increase his or her rate of deferral and cause the last Business Day prior to the Offer Acceptance Time to be treated as the last day of such Offering and the final Purchase Date (as defined in the ESPP) of the then-current purchase period under such Offering and use the ESPP participants’ accumulated contributions to purchase shares under the ESPP on such date, and make such other pro-rata adjustments as may be necessary to reflect the shortened Offering and shortened purchase period but otherwise treat such shortened Offering and purchase period as fully effective and completed for all purposes under the ESPP. The Company shall terminate the ESPP in its entirety effective as of the Offer Acceptance Time, contingent upon the Effective Time. Prior to the Offer Acceptance Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP) that the Company determines are reasonably necessary to give effect to the transactions contemplated by this Section 6.3(b).

(c)    Prior to the Offer Acceptance Time, the Company shall take all actions that may be necessary to cancel, extinguish and terminate the EBC Option Agreement effective as of, and contingent upon, the Effective Time, with no obligations or liabilities to the Acquired Corporations, Parent or Purchaser remaining thereunder.

6.4    Indemnification of Officers and Directors.

(a)    All rights to indemnification, advancement of expenses and exculpation by the Company existing in favor of those Persons who are directors and officers of the Acquired Corporations as of the date of this Agreement or have been directors and officers of the Acquired Corporations in the past (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the certificate of incorporation and bylaws (or applicable governing documents) of each Acquired Corporation (as in effect as of

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the date of this Agreement) and as provided in the indemnification agreements between each Acquired Corporation and said Indemnified Persons (as set forth on Part 6.4(a) of the Company Disclosure Schedule and in effect as of the date of this Agreement) in the forms made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement, shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons, and shall be observed by the Surviving Corporation and its Subsidiaries to the fullest extent available under Delaware law for a period of six (6) years from the Effective Time, and any claim made in writing pursuant to such rights within such six (6)-year period shall continue to be subject to this Section 6.5(a) and the rights provided under this Section 6.5(a) until disposition of such claim.

(b)    From the Effective Time until the sixth (6th) anniversary of the date on which the Effective Time occurs, the Surviving Corporation and its Subsidiaries (together with their successors and assigns, the “Indemnifying Parties”) shall, to the fullest extent permitted under applicable Legal Requirements, indemnify and hold harmless each Indemnified Person in his or her capacity as an officer or director of the Acquired Corporations against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Indemnified Person as an officer or director of the Acquired Corporations in connection with any pending or threatened Legal Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was a director or officer of the Acquired Corporations at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the transactions contemplated herein. Without limiting the foregoing, from the Effective Time until the sixth (6th) anniversary of the date on which the Effective Time occurs, the Indemnifying Parties shall also, to the fullest extent permitted under applicable Legal Requirements, advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 6.5(b) within 15 days after receipt by Parent of a written request for such advance, subject to the execution by such Indemnified Persons of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 6.5(b).

(c)    From the Effective Time until the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall maintain, and Parent shall cause Surviving Corporation to maintain, in effect, the existing policies of directors’ and officers’ liability insurance maintained by the Acquired Corporations as of the date of this Agreement (accurate and complete copies of which has been made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement) for the benefit of the Indemnified Persons who are currently covered by such existing policies with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of the Acquired Corporations (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable in the aggregate than the existing policies (or at or prior to the Effective Time Parent or the Acquired Corporations may (through a nationally recognized insurance broker approved by Parent (such approval not to be unreasonably withheld, delayed or conditioned)) purchase a six (6)-year “tail” policy for the existing policies effective as of the Effective Time) and if such “tail policy” has been obtained, it shall be deemed to satisfy all obligations to obtain and/or maintain insurance pursuant to this Section 6.5(c); provided, however, that in no event shall the Surviving Corporation be required to expend in any one (1) year an amount in excess of 300% of the annual premium currently payable by the Acquired Corporations with respect to such current policies, it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, Parent shall be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount; provided, further, however, that the Acquired Corporations’ insurance broker as of the date of this Agreement shall be deemed to be a nationally recognized insurance broker.

(d)    In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving

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corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.5.

(e)    The provisions of this Section 6.5 shall survive the acceptance of Shares for payment pursuant to the Offer and the consummation of the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Unless required by applicable Legal Requirement, this Section 6.5 may not be amended, altered or repealed after the Offer Acceptance Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

6.5    Securityholder Litigation. Until the termination of this Agreement in accordance with Section 8, the Company shall promptly notify Parent of any litigation brought or threatened against the Acquired Corporations and/or their directors relating to the Transactions, including by providing copies of all pleading with respect thereto, and thereafter keep Parent reasonably informed with respect to the status thereof (including by keeping Parent apprised of proposed strategies and other decisions with respect to such litigation contemplated by the Company). The Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with such litigation, and the right to participate in (but not control) the defense or settlement with respect to such litigation, and the Company shall in good faith take such comments into account. No such settlement or other resolution shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except to the extent the settlement is fully covered by the Company’s insurance policies (other than any applicable deductible), but only if such settlement solely provides for a monetary settlement and does not result in the imposition of any restriction on the business or operations of the Company or otherwise.

6.6    Additional Agreements. Without limitation or contravention of the provisions of Section 6.2, and subject to the terms and conditions of this Agreement, Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Transactions, including (i) making all filings (if any) and giving all notices (if any) required to be made and given by such Party in connection with the Offer and the Merger and the other Transactions, (ii) using commercially reasonable efforts to obtain each Consent (if any) required to be obtained pursuant to any applicable Legal Requirement or Material Contract by such Party in connection with the Transactions and (iii) using commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Offer or the Merger brought by any third Person against such Party. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by any Acquired Corporation during the Pre-Closing Period.

6.7    Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by, and whose form and content shall be agreed to by, the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Company Associates (to the extent disclosure of the content thereof was not previously issued or made in accordance with this Agreement) with respect to the Offer, the Merger, this Agreement or any of the other Transactions and shall not issue any such press release, public statement or announcement to Company Associates without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other Party);

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provided, that prior to making any written communication to any Company Associate pertaining to compensation or benefit matters that are affected by the Transactions, the Company shall, subject to the provisions of any Labor Agreement, provide Parent with a copy of the intended communication and Parent and the Company shall cooperate in providing any such mutually agreeable communication; (b) a Party may, without the prior consent of the other Party hereto but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement required by any Legal Requirement; (c) the Company need not consult with Parent in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 5.3(e) or with respect to a Company Adverse Change Recommendation; and (d) each of CVC Advisors (U.S.) Inc. and successors and their respective Affiliates and any stockholder of the Company and their respective Affiliates and successors may disclose any information with respect to the Transactions to their respective Representatives, Affiliates, direct and indirect investors and financing sources (including their respective Affiliates and Representatives) (so long as, in each case, such disclosure has a valid business purpose and is effected in a manner consistent with customary private equity practices).

6.8    Takeover Laws; Advice of Changes.

(a)    If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective Boards of Directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

(b)    The Company shall give prompt written notice to Parent (and shall subsequently keep the other informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has had or would reasonably be expected to result in any Material Adverse Effect with respect to it and (ii) is reasonably likely to result in any of the conditions set forth in Section 7 or Annex I not being able to be satisfied prior to the End Date. Parent shall give prompt notice to the Company (and shall subsequently keep the other informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has had or would reasonably be expected to have a Parent Material Adverse Effect or (ii) is reasonably likely to result in any of the conditions set forth in Section 7 not being able to be satisfied prior to the End Date. No such notification (or failure to provide such notification) shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties hereunder.

6.9    Section 16b-3 Matters. The Company shall take appropriate action to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company Options in the Transactions by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.10    Rule 14d-10 Matters. Prior to the Offer Acceptance Time and to the extent permitted by applicable Legal Requirements, the Compensation Committee of the Company Board shall approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between the Company or any of its Affiliates and any of the officers, directors or employees of the Company that are effective as of the date of this Agreement or will be entered into pursuant to which compensation, severance or other benefit is paid to such officer, director or employee and shall take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act.

6.11    Purchaser Stockholder Consent. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Purchaser, a written consent adopting this Agreement.

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6.12    Stock Exchange Delisting; Deregistration. The Surviving Corporation shall cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time and the Company shall prior to the Effective Time reasonably cooperate with Parent with respect thereto.

6.13    Financing.

(a)    Prior to the Offer Acceptance Time, each of Parent and Purchaser shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things, in each case, within its control, necessary, proper or advisable to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letters (including the “flex” provisions) (provided that Parent or Purchaser may replace or amend the Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letters as of the date of this Agreement, or otherwise amend any terms or conditions of the Debt Commitment Letters so long as the terms thereof (x) would not reasonably be expected to make the funding of the Debt Financing less likely to occur or materially delay or prevent the Closing or (y) are not with respect to such portion of the Debt Financing that is necessary to consummate the Transactions including to pay the aggregate Offer Price and the Merger Consideration and the fees and expenses of Parent related to the Transactions, and conditionality less beneficial to the Company than those in the Debt Commitment Letters as in effect on the date of this Agreement), including using its commercially reasonable efforts (i) to maintain in effect the Debt Commitment Letters, (ii) to satisfy on a timely basis, to the extent within its control, all terms and conditions applicable to Parent to obtaining the Debt Financing set forth therein and (iii) to enter into definitive agreements in form and substance reasonably satisfactory to Parent with respect thereto on the terms and conditions not less favorable than those contemplated by the Debt Commitment Letters (including the “flex” provisions). In the event any portion of the Debt Financing becomes unavailable on substantially the terms and conditions contemplated in the Debt Commitment Letters (including the “flex “ provisions), and such portion of the Debt Financing is necessary to consummate the Transactions, including to pay the aggregate Offer Price and the Merger Consideration and the fees and expenses of Parent related to the Transactions, Parent shall as promptly as reasonably practicable notify the Company and shall use its commercially reasonable efforts to arrange to obtain alternative debt financing from alternative debt sources on financial terms no less favorable, in the aggregate, to Parent than those terms set forth in the Debt Commitment Letters and upon other terms and conditions not materially less favorable, in the aggregate, than those in the Debt Commitment Letters, in an aggregate amount sufficient to consummate the transactions contemplated hereby promptly following the occurrence of such event, and in such event all references to “Debt Financing” shall be deemed to reference such alternative debt financing. Parent shall deliver to the Company true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Parent with any portion of such alternative financing (except that the fees and other commercially sensitive matters specified in any fee letter may have been redacted, none of which redactions shall relate to the amount, conditionality, enforceability or termination of such alternative financing). The Company acknowledges and agrees that that the failure by Parent or Purchaser to obtain the Debt Financing following compliance with this Section 6.13 will not, in and of itself, be considered a breach of this Agreement for any purpose. Parent shall give the Company prompt notice upon having knowledge of any actual or potential material breach by any party to any of the Commitment Letters or any actual or potential termination of any of the Commitment Letters.

(b)    Prior to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to cause each of their respective Representatives to, as applicable, provide all cooperation reasonably requested by Parent or Purchaser in connection with the Debt Financing or any permitted replacement, amended, modified or alternative financing for the transactions contemplated by this Agreement (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company), including using their respective commercially reasonable efforts to cause such Representatives (A) to be available on a customary basis to meet with prospective lenders, rating agencies and investors in presentations, meetings, road shows and due diligence sessions and reasonably cooperate with the marketing efforts of Parent and Purchaser and the Debt Financing Sources for any such Debt Financing, (B) to

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assist with the preparation of disclosure documents, offering documents, private placement memoranda, bank information memoranda, rating agency presentations, projections and similar documents in connection therewith (including the Company timely executing and delivering one or more customary authorization and representation letters that are customary in the Debt Financing), (C) to furnish Parent, Purchaser and the Debt Financing Sources with financial statements and financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent or Purchaser to consummate the financings contemplated by the Debt Commitment Letters, (D) facilitating the execution and delivery of any definitive financing documentation, security documents, hedging arrangements, customary certificates or other documents as may be reasonably requested by Parent or Purchaser in connection with the Debt Financing, in each case which will become effective only on or after the Effective Time, (E) to take such reasonable actions as may be required to facilitate the pledge of collateral to secure the Debt Financing (including cooperation in connection with the pay-off of the Existing Credit Facilities and the release of Encumbrances related thereto), (F) to promptly provide Parent and Purchaser with a copy of any borrowing base certificate and any other notice, certificate or document relating to the calculation of the borrowing base, in each case, delivered to the agent or lenders under the ABL credit facility described in clause (x) of the definition of Existing Credit Facilities, (G) to assist Purchaser in obtaining appraisals and field exams required in connection with the Debt Financing upon reasonable prior notice during normal business hours and in completing any borrowing base certificate required in connection with the Debt Financing, (H) to furnish all documentation and other information required by governmental authorities under applicable “know your customer” and anti-money laundering laws, including the U.S. Patriot Act of 2001 within the timeframes contemplated by the Debt Commitment Letters, (I) to cooperate with the Debt Financing Sources’ due diligence, to the extent customary and reasonable, including delivery by Parent or Purchaser of corporate organizational documents, good standing certificates, lien searches and other diligence items contemplated by the Debt Commitment Letters and (J) to take all other actions necessary to permit the consummation of the Debt Financing. The Company hereby consents to the use of its and its Subsidiary’s logos in connection with the Debt Financing; provided, that such logos are used solely in a manner that does not violate any existing contractual obligation of the Company and is not intended to, nor reasonably likely to, harm or disparage the Company or its Subsidiaries. Purchaser shall (x) promptly upon any request by any Acquired Corporation reimburse the Acquired Corporations for all reasonable and documented out-of-pocket fees, costs and expenses (including reasonable fees and expenses of counsel) incurred by any Acquired Corporation or any of their respective Representatives in connection with their compliance with Section 6.13 and (y) indemnify and hold harmless the Company and its Subsidiaries and their respective Affiliates and Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith, except to the extent that any of the foregoing arise from the bad faith, negligence or willful misconduct of the Company or any of its Subsidiaries, as applicable and in no event shall “losses” (A) include lost profits, lost revenues or lost opportunities, (B) include consequential, punitive or other special damages regardless of the legal theory, except to the extent any such losses are payable by such indemnified Persons to an unaffiliated third party in connection with a third party claim or (C) be calculated based on any multiple of lost earnings or other similar methodology used to value equity of the Acquired Corporations or any other Person; provided, that neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee in connection with the Financing that are not subject to the expense reimbursement provision above; provided, further, that neither the Company nor any of its Subsidiaries or their respective officers, directors or employees shall be required to execute, enter into or perform any agreement with respect to the Financing that is not contingent upon the Closing or that would be effective prior to the Closing (other than the authorization and representation letters referred to above). Notwithstanding anything to the contrary elsewhere in this Agreement, the Company shall not be required to make any representations, warranties or certifications as to which, after the Company’s use of commercially reasonable efforts to cause such representation, warranty or certification to be true, the Company has determined that such representation, warranty or certification is not true.

6.14    Merger Without a Stockholders’ Meeting. As promptly as practicable following the consummation of the Offer, the parties shall take all necessary and appropriate actions to cause the Merger to

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become effective without a meeting of the stockholders of the Company, in accordance with Section 251(h) of the DGCL.

SECTION 7. CONDITIONS PRECEDENT TO THE MERGER

The obligations of the Parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

7.1    No Restraints. There shall not have been issued by any court of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, nor shall any Legal Requirement or Order have been promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Body which directly or indirectly prohibits, or makes illegal the consummation of the Merger; provided, however, that no Party shall be permitted to invoke this Section  7.1 unless it shall have taken all actions required under this Agreement to have any such Order lifted.

7.2     Consummation of Offer. Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment all of the Shares validly tendered pursuant to the Offer and not properly withdrawn.

SECTION 8. TERMINATION

8.1    Termination. This Agreement may be terminated prior to the Effective Time:

(a)    by mutual written consent of Parent and the Company at any time prior to the Offer Acceptance Time;

(b)    by either Parent or the Company if the Offer shall have expired pursuant to its terms (including any extensions thereof permitted or required pursuant to this Agreement) without Purchaser’s acceptance for payment of Shares validly tendered and not properly withdrawn pursuant to the Offer in accordance with this Agreement; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure of the acceptance for payment of Shares pursuant to the Offer is caused by a failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party at or prior to the acceptance for payment of Shares pursuant to the Offer;

(c)    by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued an Order, or shall have enacted any Legal Requirement or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal, which Legal Requirement, Order or other action shall be final and nonappealable; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the issuance, enactment or taking of such final and nonappealable Order, Legal Requirement or other action is attributable to a failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Effective Time;

(d)    by Parent at any time prior to the Offer Acceptance Time, if, whether or not permitted to do so: (i) the Company Board shall have failed to include the Company Board Recommendation in the Schedule 14D-9, or shall have effected a Company Adverse Change Recommendation; (ii) the Company Board shall have failed to publicly reaffirm its recommendation of this Agreement within ten (10) Business Days after Parent so requests in writing, provided that, Parent may only make such request once every 20 days; (iii) the Company Board shall have failed to publicly reject an Acquisition Proposal and publicly reaffirm the Company Board Recommendation within ten (10) Business Days after a public announcement or disclosure of an Acquisition Proposal or (iv) in the case of a tender offer or exchange offer by a party other than Parent and Purchaser that is

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subject to Regulation 14D under the Exchange Act, the Company Board fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, the rejection of such tender offer or exchange offer within ten (10) Business Days of the commencement of such tender offer or exchange offer;

(e)    by either Parent or the Company if the Offer Acceptance Time shall not have occurred on or prior 5 p.m. Eastern Time on February 4, 2019 (such date, the “End Date”); provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if the failure of the Offer Acceptance Time to occur prior to the End Date is caused by the failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party;

(f)    by the Company, at any time prior to the Offer Acceptance Time, in order to accept a Superior Offer and concurrently with such termination enters into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (a “Specified Agreement”); provided that the Company (i) has complied in all material respects with the requirements of Section 5.3 and Section 6.1(b)(i) and (ii) pays the Company Termination Fee due under Section 8.3(b);

(g)    by Parent at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred such that the condition set forth in clause “(b)”, “(c)” or “(g)” of Annex I would not be satisfied and cannot be cured by the Company by the End Date, or if capable of being cured, shall not have been cured by the earlier of thirty (30) days of the date Parent gives the Company notice of such breach or failure to perform and the End Date; provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if either Parent or Purchaser is then in material breach of any representation, warranty, covenant or obligation hereunder;

(h)    by the Company at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Purchaser shall have occurred, in each case if such breach or failure would reasonably be expected to prevent Parent or Purchaser consummating the Transactions when required pursuant to this Agreement and such breach or failure cannot be satisfied and cannot be cured by Parent or Purchaser, as applicable, by the End Date, or if capable of being cured, shall not have been cured by the earlier of thirty (30) days of the date the Company gives Parent notice of such breach or failure to perform and the End Date; provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(h) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder; or

(i)    by the Company if Purchaser shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within three (3) Business Days of the period specified in Section 1.1(a); provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(i) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder; or

(j)    by the Company if (i) the Expiration Date has occurred, (ii) all of the Offer Conditions set forth in Annex I have been and remain satisfied (other than those that require deliveries or are tested at the consummation of the Offer, but which are then capable of being satisfied at the consummation of the Offer), (iii) Parent and Purchaser fail to accept for payment in accordance with Section 1.1(f) all Shares validly tendered pursuant to the Offer and not properly withdrawn, and (iv) the Company has irrevocably confirmed in writing it is ready, willing and able to consummate the Offer.

8.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there

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shall be no liability on the part of Parent, Purchaser or the Company or their respective directors, officers and Affiliates following any such termination; provided, however, that (a) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) subject to Section 8.3 hereof, the termination of this Agreement shall not relieve any Party from any liability for common law fraud or Willful Breach of this Agreement prior to the date of termination. Nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 9.5(b) in lieu of terminating this Agreement pursuant to Section 8.1.

8.3    Expenses; Termination Fee.

(a)    Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Offer and Merger are consummated.

(b)    In the event that:

(i)    this Agreement is terminated by the Company pursuant to Section 8.1(f);

(ii)    this Agreement is terminated by Parent pursuant to Section 8.1(d); or

(iii)    (x) this Agreement is terminated pursuant to Section 8.1(e) or Section 8.1(g), (y) if terminated pursuant to Section 8.1(e), any Person shall have publicly disclosed a bona fide Acquisition Proposal after the date hereof and prior to such termination (unless publicly withdrawn prior to such termination) and (z) within twelve (12) months of such termination, the Company shall have consummated an Acquisition Proposal or entered into a definitive agreement with respect to an Acquisition Proposal (which is subsequently consummated regardless of whether such consummation occurs within such twelve (12) month period) (provided that for purposes of this clause (z) the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

then, in any such event under clause “(i)”, “(ii)” or “(iii)” of this Section 8.3(b), the Company shall pay to such Person as is designated by Parent the Termination Fee by wire transfer of same day funds (x) in the case of Section 8.3(b)(i), prior to, or concurrently with, and as a condition to, termination of this Agreement, (y) in the case of Section 8.3(b)(ii), within two (2) Business Days after such termination or (z) in the case of Section 8.3(b)(iii), within two (2) Business Days after the consummation of the Acquisition Proposal referred to in subclause (iii)(z) above; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein, “Termination Fee” shall mean a cash amount equal to $54,000,000. In the event that such designee shall receive full payment pursuant to this Section 8.3(b), the receipt of the Termination Fee (and any payments pursuant to Section 8.3(d)) shall be deemed to be liquidated damages and the sole and exclusive remedy (whether in law, equity, contract, tort or otherwise) for any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser, any of their respective Affiliates, Debt Financing Sources and former, current and future general or limited partners, directors, managers, officers, employees, counsel, financial advisors, auditors, agents, other authorized representatives, stockholders, optionholders, managers, members and assigns (collectively, “Parent Related Parties”) or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided, however, that nothing in this Section 8.3(b) shall limit the rights of Parent or Purchaser under Section 9.5(b) or with respect to claims of common law fraud or Willful Breach of this Agreement by the Company prior to the date of termination.

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(c)    In the event that:

(i)    this Agreement is terminated by the Company pursuant to Section 8.1(h) or Section 8.1(j) or

(ii)    this Agreement is terminated by Parent pursuant to Section 8.1(e) at a time at which the Company had the right to terminate Agreement pursuant to Section 8.1(h) or Section 8.1(j):

then, in any such event under clause (i) or (ii) of this Section 8.3(c), Parent shall pay to the Company the Parent Termination Fee by wire transfer of same-day funds within two (2) Business Days after the date of such termination; it being understood that in no event shall the Parent be required to pay the Parent Termination Fee on more than one occasion. As used herein, “Parent Termination Fee” shall mean a cash amount equal to $107,000,000. In the event that the Company shall receive full payment pursuant to this Section 8.3(c), the receipt of the Parent Termination Fee (and any payments pursuant to Section 8.3(d)) shall be deemed to be liquidated damages and the sole and exclusive remedy (whether in law, equity, contract, tort or otherwise) for any and all losses or damages suffered or incurred by the Company and any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members or Affiliates or any other Persons (collectively (and including the Company), “Company Related Parties”) in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Company Related Parties or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Parent Related Parties or the Guarantor (pursuant to the terms and conditions of the Limited Guarantee) arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination, and none of the Parent Related Parties shall have any further liability or obligation to the Company Related Parties relating to, or arising out of, the Equity Commitment Letters, the Equity Financing, the Limited Guarantee, the Debt Commitment Letters (and any abandonment thereof) or the Debt Financing; provided, however, that nothing in this Section 8.3(c) shall limit the rights of the Company under Section 9.5(b).

(d)    The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company or Parent fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain payment, Parent or the Company (as applicable) commences a Legal Proceeding which results in a judgment against the Company or Parent (as applicable), the Company or Parent (as applicable) shall pay Parent or the Company, respectively, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(e)    Notwithstanding anything in this Agreement to the contrary, the maximum aggregate liability of the Company, on the one hand, or Parent and Purchaser, on the other hand, for monetary damages or other monetary remedies in connection with this Agreement and the other agreements contemplated hereby (including, for the avoidance of doubt, under Section 8.3(a), 8.3(b), Section 8.3(c), Section 9.5, the Equity Commitment Letter and the Limited Guarantee, as applicable) and/or the transactions contemplated hereby and thereby shall be limited to an amount equal to the sum of (i) Parent Termination Fee and (ii) any amounts contemplated by Section 8.3(d), and in no event shall any Company Related Party or Parent Related Party, as applicable, seek or obtain, nor shall it permit any of its Representatives or any other person on its or their behalf to seek or obtain, any monetary recovery or monetary award or any monetary damages of any kind against the Parent Related Parties or the Company Related Parties, as applicable, in excess of the Parent Termination Fee. In the event that this Agreement is terminated by the Company pursuant to Section 8.1(h), Section 8.1(j) or 8.1(e) (at a time at which the Company had the right to terminate the Agreement pursuant to Section 8.1(h) or Section 8.1(j)), the Company shall not be entitled to specific performance under Section 9.5 and the Parent Termination Fee shall be the Company’s sole and exclusive remedy, as provided by Section 8.3(b).

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SECTION 9. MISCELLANEOUS PROVISIONS

9.1    Amendment. Prior to the Effective Time, subject to Section 6.5(e), this Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. Notwithstanding the foregoing, no amendment or other modification that could reasonably be expected to be adverse in any material respect to the Debt Financing Sources may be made to this Section 9.1, Section 8.3(b), Section 9.2, Section 9.5, Section 9.6, Section 9.7 or Section 9.11 without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letters on the date of this Agreement or such applicable Debt Financing Source.

9.2    Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. Notwithstanding the foregoing, this Section 9.2, Section 8.3(b), Section 9.1, Section 9.5, Section 9.6, Section 9.7 or Section 9.11 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that impacts or is adverse in any material respect to a Debt Financing Source party to the Debt Commitment Letters on the date of this Agreement or such applicable Debt Financing Source

9.3    No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, the Company Disclosure Schedule or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Merger.

9.4    Entire Agreement; Counterparts. This Agreement, the Support Agreement and the other agreements and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect; provided, further, that, if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

9.5    Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies.

(a)    Subject to Section 9.5(e), this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 9.5(c) and Section 9.5(e), in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this Section 9.5(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties hereto);

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and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 9.8. The Parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b)    The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity, (ii) the election to pursue an injunction, specific performance or other equitable relief, subject in all respects to this Section 9.5, will not restrict, impair or otherwise limit Parent, Purchaser or the Company from, in the alternative and as applicable, seeking to terminate the Agreement and collect the Parent Termination Fee or the Termination Fee, as applicable, pursuant to Section 8.3(b); provided, however, that in no event will such Persons be permitted or entitled to receive both a grant of an injunction, specific performance or other equitable relief or any other remedies under this Agreement or available at law or equity, on the one hand, and payment of any monetary damages whatsoever or the payment of all or a portion of the Parent Termination Fee or the Termination Fee, as applicable, on the other hand, and (iii) the right of specific performance and other agreements in this Section 9.5 are an integral part of the transactions contemplated by this Agreement (including the Merger) and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the Parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties hereto acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything herein or in the Equity Commitment Letters, the Limited Guarantee or the Debt Commitment Letters to the contrary, it is hereby acknowledged and agreed that the Company shall be entitled to enforce or seek to enforce specifically Parents’ obligation to cause all or any portion of the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letters) or otherwise cause Parent or Purchaser to consummate the Offer, the Merger or the other Transactions in accordance with the terms of this Agreement only if: (1) the conditions set forth in Section 7.1 have been and continue to be satisfied (other than those conditions that by their nature are to be satisfied at the Closing but which are then capable of being satisfied at the Closing) at the time when the consummation of the Closing should have occurred pursuant to Section 2.3(a) but for the failure of the Equity Financing to be funded; (2) the Debt Financing is available to be funded at the Closing and has been funded or will be funded if the Equity Financing is funded; (3) the Company has irrevocably confirmed to Parent in writing that if specific performance is granted and the Debt Financing and Equity Financing are funded, then it will take such actions within its control to cause the Transactions to be consummated and (4) Parent and Purchaser have failed to consummate the Merger by the date the Merger is required to have occurred pursuant to Section 2.3(a).

(c)    EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY (INCLUDING IN CONNECTION WITH ANY CLAIM AGAINST ANY DEBT FINANCING SOURCE OR ARISING OUT OF OR IN ANY WAY RELATING TO THE DEBT FINANCING, THE DEBT COMMITMENT LETTERS AND THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY) IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

49.

(d)    Notwithstanding anything to the contrary contained herein, (i) any right or obligation with respect to any Debt Financing Source in connection with this Agreement, the Debt Financing, the Debt Commitment Letters and the transactions contemplated hereby and thereby, and any claim, controversy, dispute, suit, action or proceeding relating thereto or arising thereunder, shall be governed by and construed in accordance with the law of the State of New York and (ii) each Party hereto hereby submits itself to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan in the City of New York and the United States District Court for the Southern District of New York and any appellate courts thereof with respect to any suit, action or proceeding against any Debt Financing Source in connection with this Agreement, the Debt Financing, the Debt Commitment Letters and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, and hereby agrees that it will not bring or support any such suit, action or proceeding in any other forum.

9.6    Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned without the prior written consent of the other Parties hereto, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided, further, however, that Parent or Purchaser may, without the consent of any other Party hereto, assign its rights under this Agreement to (a) its lenders (including any Debt Financing Source) as collateral security for their obligations under any of their secured debt financing arrangements, (b) any direct or indirect wholly-owned Subsidiary of Purchaser or any of their Affiliates (provided, that such assignment shall not impede or delay the consummation of the Transactions or otherwise impede the rights of the stockholders of the Company under this Agreement); provided, that no such assignment or pledge permitted pursuant to this Section 9.6 shall relieve Parent of its obligations hereunder.

9.7    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (a) if the Offer Acceptance Time or the Effective Time occurs the right of the Company’s stockholders to receive the Offer Price or the Merger Consideration, as applicable, to which they are entitled to receive in accordance with the terms and conditions of this Agreement; (b) the provisions set forth in Section 6.5 of this Agreement after the Effective Time; (c) the limitations on liability of the Parent Related Parties and the Company Related Parties set forth in Section 8.3 and Section 9.5 and (d) the rights of the Debt Financing Sources, which are hereby express third party beneficiaries of this Section 9.7, Section 8.3(b), Section 9.1, Section 9.2, Section 9.5, Section 9.6 and Section 9.11, and who may enforce such Sections directly.

9.8    Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) Business Days after being sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed or (d) if sent by email transmission after 6:00 p.m. recipient’s local time, the Business Day following the date of transmission; provided, that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties hereto):

if to Parent or Purchaser (or following the Effective Time, the Company):

c/o CVC Advisors (U.S.) Inc.

One Maritime Plaza, Suite 1610

San Francisco, CA 94111

United States of America

Attention Chris Colpitts

Email: ccolpitts@cvc.com

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with a copy to (which shall not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020-1095

Attention: Oliver Brahmst; Chang-Do Gong; Robert N. Chung

Email: obrahmst@whitecase.com; cgong@whitecase.com; robert.chung@whitecase.com if to the Company (prior to the Effective Time):

ConvergeOne, Inc.

3344 Highway 149

Eagan, MN 55121

Attn: Chairman of the Board of Directors

with a copy to (which shall not constitute notice):

Cooley LLP

Attn:  Mehdi Khodadad

3175 Hanover Street

Palo Alto, CA 94304

Email: mkhodadad@cooley.com

9.9    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to negotiate in good faith to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.10    Transfer Taxes. Except as expressly provided in Section 2.6(b), all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Surviving Corporation when due.

9.11    Non-Recourse to Non-Parties.

(a)    Notwithstanding anything in this Agreement or any of the agreements relating to the Debt Financing or the Equity Financing to the contrary, each Party agrees, on behalf of itself and its Affiliates and Representatives, that all proceedings, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to: (i) this Agreement or any other agreement referenced herein or the Transactions (including any financing obtained in connection with the Transactions), (ii) the negotiation, execution or performance of this Agreement or any other agreement referenced herein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or such other agreement), (iii) any breach or violation of this Agreement or any other agreement referenced herein and (iv) any failure of the transactions contemplated hereunder or any other agreement referenced herein (including any agreement in respect of financing obtained in connection with the Transactions) to be consummated, in each case, may be made only against (and are those

51.

solely of) the persons that are expressly identified herein as a party to this Agreement (or a party to any such other agreement referenced herein or contemplated hereunder) and, in accordance with, and subject to the terms and conditions of this Agreement (or the terms of any such other agreement referenced herein or contemplated hereunder).

(b)    Notwithstanding anything to the contrary contained herein, the Company (on behalf of itself and its Affiliates and, to the fullest extent legally permissible, the other Company Related Parties), other than the Company’s right to seek to specifically enforce the Equity Commitment Letter or the Limited Guarantee in accordance with, and subject to, the terms and conditions of this Agreement and the Equity Commitment Letter and Limited Guarantee, (i) hereby waives any claims or rights against any Equity Financing Source or Debt Financing Source relating to or arising out of this Agreement, the Equity Commitment Letter, the Debt Commitment Letters, the Equity Financing, the Debt Financing and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, and (ii) hereby agrees not to bring or support any Legal Proceeding against any Equity Financing Source or Debt Financing Source in connection with this Agreement, the Equity Commitment Letter, the Debt Commitment Letter, the Equity Financing, the Debt Financing and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise.

(c)    Notwithstanding anything to the contrary contained herein, neither the Company nor any Debt Financing Source or Equity Financing Source shall be responsible for any indirect, incidental, special, punitive, exemplary or consequential damages in connection with this Agreement, the Debt Financing, the Equity Financing, the Debt Commitment Letters, the Equity Commitment Letter, the Limited Guarantee and the transactions contemplated hereby and thereby.

9.12    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)    The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The word “will” shall be construed to have the same meaning and effect of the word “shall.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The phrase “ordinary course” shall refer to “ordinary course consistent with past practices.”

(d)    To the extent that a representation or warranty of the Company in this Agreement (each, a “Representation”) addresses a particular issue with specificity (a “Specific Representation”), and no breach by the Company exists under such Specific Representation, the Company shall not be deemed to be in breach of any other Representation (with respect to such issue) that addresses such issue with less specificity than the Specific Representation, and if such Specific Representation is qualified or limited by the Company’s Knowledge, or in any other manner, no other Representation shall supersede or limit such qualification in any manner.

(e)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

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(f)    When reference is made in this Agreement to information that has been “made available” to Parent or Purchaser, that shall include information that was (i) contained in the Company’s electronic data room, (ii) delivered in writing to Parent or its counsel, in each case, no later than 5:00 p.m., New York time, two days prior to the date of this Agreement, or (iii) disclosed in the Company SEC Documents filed prior to the date of this Agreement.

(g)    The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(h)    Unless otherwise specifically provided, all references in this Agreement to “Dollars” or “$” means United States Dollars.

(i)    References to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section.

[Signature page follows]

53.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

CONVERGEONE HOLDINGS, INC.

By:	/s/ John A. McKenna, Jr.

Name:	John A. McKenna, Jr.

Title:	President, Chief Executive Officer and Chairman of the Board

PVKG INTERMEDIATE HOLDINGS INC.

By:	/s/ James Christopoulos

Name:	James Christopoulos

Title:	Secretary

PVKG MERGER SUB, INC.

By:	/s/ James Christopoulos

Name:	James Christopoulos

Title:	Secretary

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

2017 Merger. “2017 Merger” is defined in Section 3.15(m) of the Agreement.

Acceptable Confidentiality Agreement. “Acceptable Confidentiality Agreement” is defined in Section 5.3(a) of the Agreement.

Acquired Corporations. “Acquired Corporations” shall mean the Company and each of its Subsidiaries.

Acquisition Proposal. “Acquisition Proposal” shall mean any bona fide proposal or offer from any Person (other than Parent and its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any direct or indirect (A) acquisition, sale or license of assets or properties of the Acquired Corporations equal to 15% or more of the Company’s consolidated assets or to which 15% or more of the Company’s revenues or earnings are attributable (other than non-exclusive out-bound licenses in the ordinary course of business), in each case, including through the acquisition of securities or assets of one or more Acquired Corporations, (B) issuance, acquisition or other disposition of 15% or more of the outstanding Shares or voting power of the Company, (C) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the outstanding Shares or other voting securities of the Company, (D) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any other Acquired Corporation that would constitute a “significant subsidiary” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of the Company that if consummated would result in any Person or group beneficially owning 15% or more of the outstanding Shares or voting power of the Company, in each case other than the Transactions or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, net revenues, net income or Shares or voting power of the Company involved is 15% or more.

Affiliate. “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise; provided, that, other than in connection with the last sentence of Section 6.2(d), Section 6.2(f), Section 6.7, Section 8.2, Section 8.3 and Section 9.6, in no event shall Parent or Purchaser be considered an “Affiliate” of (a) any portfolio company of any investment fund advised by affiliates of CVC Advisors (U.S.) Inc. (or any such investment fund itself) or (b) CVC Capital Partners Credit Partners Holdings Limited and each of its subsidiary and parent from time to time.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Anti-Corruption Laws. “Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act of 2010, and the Anti-Bribery Laws of the People’s Republic of China or any applicable Legal Requirements of similar effect, and the related regulations and published interpretations thereunder.

Antitrust Laws. “Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, state antitrust laws, and all other applicable Legal

Requirements and regulations (including non-U.S. laws and regulations) issued by a Governmental Body that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

Balance Sheet. “Balance Sheet” is defined in Section 3.6 of the Agreement.

Book-Entry Shares. “Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.

Business Day. “Business Day” shall mean a day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by Legal Requirements to be closed.

Certificates. “Certificates” is defined in Section 2.6(b) of the Agreement.

Change in Circumstance. “Change in Circumstance” shall mean any material event or development or material change in circumstances that (a) was neither known to the Company Board nor reasonably foreseeable as of or prior to the date of the Agreement and (b) does not relate to any Acquisition Proposal; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, a Change in Circumstance: (i) any change in the market price or trading volume of the Company’s stock; (ii) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency; (iii) the failure or success of the Company to meet internal or analysts’ expectations or projections or the results of operations of the Company; or (iv) developments with respect to current or potential products and/or services that are in the Acquired Corporations’ existing pipeline and/or business plans.

Closing. “Closing” is defined in Section 2.3(a) of the Agreement.

Closing Date. “Closing Date” is defined in Section 2.3(a) of the Agreement.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

Commitment Letter. “Commitment Letter” is defined Section 4.7 of the Agreement.

Company. “Company” is defined in the preamble to the Agreement.

Company Adverse Change Recommendation. “Company Adverse Change Recommendation” is defined in Section 6.1(a) of the Agreement.

Company Associate. “Company Associate” shall mean each officer or other employee, or individual who is an independent contractor, consultant or director, of or to any of the Acquired Corporations.

Company Board. “Company Board” is defined in Recital C of the Agreement.

Company Board Recommendation. “Company Board Recommendation” is defined in Recital C of the Agreement.

Company Common Stock. “Company Common Stock” shall mean the common stock, $0.0001 par value per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract to which an Acquired Corporation is a party.

Company Disclosure Documents. “Company Disclosure Documents” is defined in Section 3.4(g) of the Agreement.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent concurrently with execution of the Agreement.

Company Employee Agreement. “Company Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) an Acquired Corporation and (b) any Company Associate (other than any Company Associate that is part time or paid on an hourly basis), other than any such Contract that is terminable “at will” (or following a notice period of 90 days or less) without any obligation on the part of an Acquired Corporation to make any severance, termination, change in control or similar payment or to provide any benefit.

Company Equity Plans. “Company Equity Plans” shall mean the Company’s 2018 Equity Incentive Plan.

Company IP. “Company IP” is defined in Section 3.8(a) of the Agreement.

Company IP License. “Company IP License” shall mean any Intellectual Property license, sublicense or other agreement or grant, immunity, or permission (including any covenant not to assert, option, right of first offer or right of first refusal) under which an Acquired Corporation is a licensee or grantee or otherwise is authorized to use or practice any Intellectual Property.

Company Lease. “Company Lease” shall mean any Company Contract pursuant to which any Acquired Corporation leases or subleases Leased Real Property from another Person.

Company Options. “Company Options” shall mean all options to purchase Shares (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted including, for the avoidance of doubt, pursuant to the EBC Option Agreement)).

Company Outbound IP License. “Company Outbound IP License” shall mean any license, sublicense or other agreement or grant, immunity, or permission (including any covenant not to assert, option, right of first offer or right of first refusal) under which an Acquired Corporation is the licensor or grantor.

Company Owned IP. “Company Owned IP” is defined in Section 3.8(d) of the Agreement and includes all Proprietary Software and the CONVERGEONE, C1, and ONGUARD trademark.

Company Preferred Stock. “Company Preferred Stock” shall mean the preferred stock, $0.0001 par value per share, of the Company.

Company Registered IP. “Company Registered IP” shall mean any U.S. or foreign Patent, Patent application, Trademark registration or application, Copyright registration or application or registered Internet Asset or application owned by an Acquired Corporation.

Company Related Parties. “Company Related Parties” is defined in Section 8.3(c) of the Agreement.

Company SEC Documents. “Company SEC Documents” is defined in Section 3.4(a) of the Agreement.

Company Special Committee. “Company Special Committee” is defined in Recital C of the Agreement.

Company Warrants. “Company Warrants” shall mean the warrants for the purchase of Shares pursuant to the Warrant Agreements (including, for the avoidance of doubt, pursuant to the EBC Option Agreement).

Confidentiality Agreement. “Confidentiality Agreement” is defined in Section 5.1 of the Agreement.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, note, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or other legally binding commitment or undertaking of any nature (except, in each case, ordinary course of business purchase orders), and any amendments or supplements thereto.

Copyleft License Terms. “Copyleft License Terms” shall mean any terms of a copyleft or other open source license (including, by way of example only, the GNU General Public License, Lesser/Library GPL, Mozilla Public License, Sun Industry Standards License, and Affero General Public License) that require, as a condition to use, modification, distribution or other exploitation of the licensed Software, that any proprietary Software that is integrated or bundled with, linked with, distributed with, used or modified in the development or compilation of, or otherwise used in or with such licensed Software, be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or distribution, or (iii) made available in connection with any license, sublicense or distribution of such Software at no charge or minimal charge.

Copyrights. “Copyrights” shall mean any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

Debt Commitment Letters. “Debt Commitment Letters” is defined in Section 4.7 of the Agreement.

Debt Financing. “Debt Financing” shall mean the debt financing contemplated by the Debt Commitment Letters.

Debt Financing Sources. “Debt Financing Sources” shall mean the collective reference to each lender and each other Person (including, each agent and arranger) that has committed to provide or arrange or otherwise entered into agreements in connection with respect to the Debt Financing or other financings in connection with the Transactions, including any commitment letters, engagement letters, credit agreements, loan agreements, purchase agreements, underwriting agreements or indentures relating thereto (including any joinders or amendments thereof), together with their respective former, current and future Affiliates and their and their respective former, current and future Affiliates’ officers, directors, employees, managers, partners, controlling persons, advisors, attorneys, agents and representatives involved in the Debt Financing and the respective successors and permitted assigns of any of the foregoing.

Determination Notice. “Determination Notice” is defined in Section 6.1(b)(i) of the Agreement.

DGCL. “DGCL” shall mean the Delaware General Corporation Law, as amended.

Dissenting Shares. “Dissenting Shares” is defined in Section 2.7 of the Agreement.

DOJ. “DOJ” shall mean the U.S. Department of Justice.

EBC Option Agreement. “EBC Option Agreement” shall mean that certain Unit Purchase Option, dated as of April 2017, by in favor of EarlyBirdCapital, Inc.

Effective Time. “Effective Time” is defined in Section 2.3(b) of the Agreement.

Employee Plan. “Employee Plan” shall mean any salary, bonus, profit sharing, vacation, deferred compensation, incentive compensation, equity, stock purchase, stock option, phantom equity, stock-based or other equity-based, severance pay, retention, change in control, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, fringe or flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, employment, consulting policy, program, agreement or arrangement and each other employee benefit plan, or arrangement sponsored, maintained, contributed to or required to be contributed to by the Acquired Corporations for the benefit of any current or former employee or Company Associate of the Acquired Corporations or with respect to which the Acquired Corporations may have any liability.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or other similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

End Date. “End Date” is defined in Section 8.1(e) of the Agreement.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

Environmental Permit. “Environmental Permit” is defined in Section 3.17(a) of the Agreement.

Equity Commitment Letters. “Equity Commitment Letters” is defined in Section 4.7 of the Agreement.

Equity Financing. “Equity Financing” shall mean the equity financing contemplated by the Equity Commitment Letter.

Equity Financing Sources. “Equity Financing Sources” shall mean each financing source and their respective former, current and future Affiliates, and each of the financing source’s (and their respective Affiliates’) former, current and future equityholders, members, partners, or Representatives successors and assigns of any of the foregoing; provided that “Equity Financing Sources” shall be deemed not to include Parent or Purchaser.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate. “ERISA Affiliate” is defined in Section 3.16(e) of the Agreement.

ESPP. “ESPP” shall mean the Company’s 2018 Employee Stock Purchase Plan.

Exceptions. “Exceptions” is defined in Section 5.2(a) of the Agreement.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Existing Credit Facilities. “Existing Credit Facilities” shall mean shall mean (x) that certain Revolving Loan Credit Agreement, dated as June 20, 2017 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”) by and among C1 INTERMEDIATE CORP., a Delaware corporation (“Intermediate”), C1 HOLDINGS CORP. (f/k/a CONVERGEONE HOLDINGS CORP.), a Delaware corporation (“Holdings”), CONVERGEONE, INC., a Minnesota corporation, the lenders party thereto from time to time (the “Revolving Lenders”) and Wells Fargo Commercial Distribution Finance, LLC, as administrative agent, collateral agent and floorplan funding agent for the Revolving Lenders and (y) that certain Term Loan Agreement, dated as of April 10, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time), by and among Intermediate, Holdings, the lenders party thereto from time to time (the “Term Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent for the Term Lenders.

Expiration Date. “Expiration Date” is defined in Section 1.1(c) of the Agreement.

Extension Deadline. “Extension Deadline” is defined in Section 1.1(c) of the Agreement.

FTC. “FTC” shall mean the U.S. Federal Trade Commission.

GAAP. “GAAP” is defined in Section 3.4(b) of the Agreement.

Government Bid. “Government Bid” shall mean any quotation, bid or proposal for an award of a new Government Contract made by an Acquired Corporation for which no award has been made and for which the Company believes there is a reasonable prospect that such an award to an Acquired Corporation may yet be made.

Government Contract. “Government Contract” shall mean any Contract, including an individual task order, delivery order, purchase order or blanket purchase agreement, between an Acquired Corporation and the U.S. Government or any other Governmental Body, as well as any subcontract or other arrangement by which (a) an Acquired Corporation has agreed to provide goods or services to a prime contractor, to a Governmental Body or to a higher-tier subcontractor or (b) a subcontractor or vendor has agreed to provide goods or services to an Acquired Corporation, where, in either event, such goods or services ultimately will benefit or be used by a Governmental Body, including any closed Contract or subcontract as to which the right of the U.S. Government or a higher-tier contractor to review, audit or investigate has not expired.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, domestic, national, provincial or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity, any regulatory, self-regulatory, administrative body or Entity and any court, arbitrator or other tribunal, in each case whether federal, state, local, municipal, foreign, domestic, national, provincial or otherwise.

Guarantors. “Guarantors” is defined in Recital E to the Agreement.

Hazardous Materials. “Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Indebtedness. “Indebtedness” shall mean (a) any indebtedness for borrowed money (including the issuance of any debt security) to any Person other than the Acquired Corporations, (b) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person other than the Acquired Corporations, (c) any obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases), (d) any obligations of any Person relating to deferred purchase price (including earnouts) for the acquisition of property or services or in connection with the acquisition of any businesses or Person, or (e) any guaranty of any such obligations described in clauses “(a)” through “(d)” of any Person, in each case of clauses “(a)” through “(e)” including any premiums, prepayment fees or other penalties, fees, costs or expenses but excluding any accounts payable to trade creditors (including all floorplan advances under the Existing Credit Facilities) and accrued expenses in each case arising in the ordinary course of business.

Indemnified Persons. “Indemnified Persons” is defined in Section 6.4(a) of the Agreement.

Indemnifying Parties. “Indemnifying Parties” is defined in Section 6.4(b) of the Agreement.

Initial Expiration Date. “Initial Expiration Date” is defined in Section 1.1(c) of the Agreement.

Inside Date. “Inside Date” shall mean the date that is forty-five (45) days after the date on which the Parties submit to the Committee on Foreign Investment in the United States a declaration pursuant to 31 C.F.R. § 801.401.

Intellectual Property. “Intellectual Property” shall mean all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

Internet Assets. “Internet Assets” shall mean any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto.

IRS. “IRS” shall mean the Internal Revenue Service.

Knowledge. “Knowledge” with respect to an Entity shall mean with respect to any matter in question the actual knowledge of such Entity’s executive officers after reasonable inquiry.

Labor Agreement. “Labor Agreement” is defined in Section 3.7 of the Agreement.

Leased Real Property. “Leased Real Property” is defined in Section 3.7 of the Agreement.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, charge, complaint, litigation, arbitration, or other legal proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign, domestic, national, provincial or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of NYSE or The Nasdaq Global Market).

Limited Guarantee. “Limited Guarantee” is defined in Recital E of the Agreement.

Material Adverse Effect. An event, occurrence, change, development, violation, inaccuracy, fact, circumstance or other matter shall be deemed to have a “Material Adverse Effect” on the Acquired Corporations, taken as a whole, if such event, occurrence, change, development, violation, inaccuracy, fact, circumstance or other matter (whether or not any such matter, considered together with all other matters, would constitute a breach of the representations, warranties, covenants or agreements of the Company set forth in the Agreement) (a) individually or in the aggregate, would reasonably be expected to prevent or materially impair, the consummation of the Transactions by the Company or the ability of the Company to perform its obligations under this Agreement or (b) has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Acquired Corporations, taken as a whole; provided, however, that, with respect to clause “(b),” none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably likely to be, a Material Adverse Effect on the Acquired Corporations: (i) any change in the market price or trading volume of the Company’s stock; (ii) any event, occurrence, change, development, violation, inaccuracy, fact, circumstance or other matter directly resulting from the announcement or pendency of the Transactions (other than for purposes of any representation or warranty contained in Section 3.23 but subject to disclosures in Part 3.23 of the Company Disclosure Schedule); (iii) any event, occurrence, circumstance, change or effect in the industries in which the Acquired Corporations operate or in the economy generally or other general business, financial or market conditions; (iv) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency; (v) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to any act of terrorism, war, national or international calamity or any other similar event; (vi) the failure of the Company to meet internal or analysts’ expectations or projections or the results of operations of the Company; (vii) any adverse effect arising directly from or otherwise directly relating to any action taken by the Company at the written direction of Parent or any action specifically required to be taken by the Company pursuant to the terms of this Agreement, or the failure of the Company to take any action that the Company is specifically prohibited by the terms of this Agreement from taking to the extent Parent fails to give its consent thereto after a written request therefor pursuant to Section 5.2; (viii) any event, occurrence, circumstance, change or effect resulting or arising from Parent’s or Purchaser’s breach of this Agreement; or (ix) any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to any change in, or any compliance with or action taken for the purpose of complying with, any Legal Requirement or GAAP (or interpretations of any Legal Requirement or GAAP), (A) it being understood that the exceptions in clauses “(i)” and “(vi)” shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clauses “(ii)” through “(v)” or “(vii)” through “(xi)” hereof) is or would be reasonably likely to be a Material Adverse Effect and (B) except, in the case of clauses (iii), (iv), (v) or (ix), if the event, occurrence, change, development, violation, inaccuracy, fact, circumstance or other matter disproportionately adversely affects the Acquired Corporations relative to other participants in the industries in which the Acquired Corporations operate or the economy generally.

Material Contract. “Material Contract” is defined in Section 3.9(a) of the Agreement.

Merger. “Merger” is defined in Recital B of the Agreement.

Merger Consideration. “Merger Consideration” is defined in Section 2.5(b)(iii) of the Agreement.

Minimum Condition. “Minimum Condition” is defined in Annex I to the Agreement.

Nasdaq. “Nasdaq” shall mean the Nasdaq Global Market.

Offer. “Offer” is defined in Recital A of the Agreement.

Offer Acceptance Time. “Offer Acceptance Time” is defined in Section 6.1(b) of the Agreement.

Offer Commencement Date. “Offer Commencement Date” shall mean the date on which Purchaser commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act.

Offer Conditions. “Offer Conditions” is defined in Section 1.1(b) of the Agreement.

Offer Documents. “Offer Documents” is defined in Section 1.1(e) of the Agreement.

Offer Price. “Offer Price” is defined in Recital A of the Agreement.

Offer to Purchase. “Offer to Purchase” is defined in Section 1.1(b) of the Agreement.

Order. “Order” shall mean any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Body.

Parent. “Parent” is defined in the preamble to the Agreement.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any Effect that would individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the Transactions.

Parent Related Parties. “Parent Related Parties” is defined in Section 8.3(b) of the Agreement.

Parent Termination Fee. “Parent Termination Fee” is defined in Section 8.3(b) of the Agreement.

Parties. “Parties” shall mean Parent, Purchaser and the Company.

Patents. “Patents” shall mean any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

Paying Agent. “Paying Agent” is defined in Section 2.6(a) of the Agreement.

Payment Fund. “Payment Fund” is defined in Section 2.6(a) of the Agreement.

Payoff Letter. “Payoff Letter” is defined in Section 2.10 of the Agreement.

Permitted Encumbrance. “Permitted Encumbrance” shall mean (a) any Encumbrance that arises out of Taxes either not delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP in the consolidated financial statements of the Company, (b) any Encumbrance representing the rights of customers, suppliers and subcontractors arising in the ordinary course of business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business) for amounts that are not yet due and payable and for which adequate reserves have been established in accordance with GAAP in the consolidated financial statements of the Company, (c) any Encumbrances securing Indebtedness or other liabilities disclosed on, and for which appropriate reserves have been established in, the consolidated financial statements of the Company, (d) any non-exclusive Company Outbound IP Licenses granted in the ordinary course of business consistent with past practice and (e) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property or that are otherwise set forth on a title report.

Person. “Person” shall mean any individual, Entity or Governmental Body.

PVKG Investment Holdings. “PVKG Investment Holdings” shall mean PVKG Investment Holdings Inc.

Pre-Closing Period. “Pre-Closing Period” is defined in Section 5.1 of the Agreement.

Proprietary Software. “Proprietary Software” shall mean all proprietary Software that is owned (or purported to be owned), in whole or in part, by any Acquired Corporation and includes the Software for the OnGuard and OmniChannel products.

Purchaser. “Purchaser” is defined in the preamble to the Agreement.

Reference Date. “Reference Date” shall mean the last Business Day prior to the date of the Agreement.

Release. “Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

Representation. “Representation” is defined in Section 9.12(d) of the Agreement.

Representatives. “Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

Rollover Agreement. “Rollover Agreement” shall mean, the Rollover Agreement, dated as of November 6, 2018, by and among PVKG Investment Holdings and the shareholders set forth therein.

Rollover Stockholders. “Rollover Stockholders” shall mean, collectively, the parties to the Rollover Agreement that have agreed to contribute their Shares to PVKG Investment Holdings pursuant to the Rollover Agreement.

Rollover Shares. “Rollover Stockholders” shall mean, collectively, the Shares contributed to PVKG Investment Holdings by the Rollover Shareholders pursuant to the Rollover Agreement.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

Schedule 14D-9. “Schedule 14D-9” is defined in Section 1.2(a) of the Agreement.

Schedule TO. “Schedule TO” is defined in Section 1.1(e) of the Agreement.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Shares. “Shares” is defined in Recital A of the Agreement.

Software. “Software” shall mean any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools, algorithms, data, compilations of data and databases.

Specified Agreement. “Specified Agreement” is defined in Section 8.1(f) of the Agreement.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body, (b) at least 50% of the outstanding equity or financial interests of such Entity or (c) that would otherwise be deemed a “subsidiary” of such Person as defined in Rule 12b-2 under the Exchange Act.

Superior Offer. “Superior Offer” shall mean a bona fide written Acquisition Proposal made by a third-party after the date of this Agreement that (a) did not result from, and is not otherwise attributable to, a breach of Section 5.3 and (b) the Company Board determines, in its good faith judgment, after consultation with its outside legal counsel and its financial advisor(s), is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory, timing and financing aspects (including certainty of closing) of the proposal and the Person making the proposal and all other aspects of the Acquisition Proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from both a financial point of view and taking into account all legal, regulatory and financing aspects (including certainty of closing) than the transaction contemplated by this Agreement; provided that for purposes of the definition of “Superior Offer”, the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

Support Agreement. “Support Agreement” is defined in Recital D of the Agreement.

Surviving Corporation. “Surviving Corporation” is defined in Recital B of the Agreement.

Takeover Laws. “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations.

Tax. “Tax” shall mean all taxes assessments, charges, duties, fees, levies or other governmental charges in the nature of or related to taxes of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including any United States federal, state, local, foreign and other income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, capital stock tax, license tax, telecommunications tax, and social security tax, and including any interest, penalty or addition thereto, in each case imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

Termination Fee. “Termination Fee” is defined in Section 8.3(b) of the Agreement.

Top Customer. “Top Customer” is defined in Section 3.28 of the Agreement.

Top Supplier. “Top Supplier” is defined in Section 3.28 of the Agreement.

Trade Secrets. “Trade Secrets” shall mean any trade secrets and confidential business information.

Trademarks. “Trademarks” shall mean any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, corporate names and other indicia of origin (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

Transactions. “Transactions” shall mean (a) the execution and delivery of the Agreement and (b) all of the transactions contemplated by the Agreement, including the Offer and the Merger.

Warrant Agreements. “Warrant Agreements” shall mean the agreements between the Company and each of the holders of the Company Warrants set forth on Schedule 2.8.

Willful Breach. “Willful Breach” shall mean a material breach of any covenant or agreement set forth in the Agreement that is a consequence of an act, or failure to act, undertaken by the breaching Party with the actual knowledge that the taking of such act, or failure to act, would result in such breach.

10-Q. “10-Q” is defined in Section 3.6 of the Agreement.

EXHIBIT B

SURVIVING CORPORATION CERTIFICATE OF INCORPORATION

B-1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CONVERGEONE HOLDINGS, INC.

FIRST: The name of the Corporation (the “Corporation”) is

ConvergeOne Holdings, Inc.

SECOND: The registered office of the Corporation in the State of Delaware is located at Maples Fiduciary Services (Delaware) Inc., Suite 302, 4001 Kennett Pike, County of New Castle, Wilmington, Delaware, 19807. The name of its registered agent in the State of Delaware at such address is Maples Fiduciary Services (Delaware) Inc.

THIRD: The purpose of the Corporation is to engage, directly or indirectly, in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total authorized capital stock of the Corporation shall be 5,000 shares of common stock, $0.01 par value per share.

FIFTH: The business of the Corporation shall be managed under the direction of the Board of Directors of the Corporation (the “Board of Directors”) except as otherwise provided by law. The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the By-Laws of the Corporation (the “By-Laws”). Election of directors need not be by written ballot unless the By-Laws shall so provide.

SIXTH: The Board of Directors may make, alter or repeal the By-Laws except as otherwise provided in the By-Laws adopted by the Corporation’s stockholders.

SEVENTH: The liability of the directors for monetary damages shall be eliminated to the fullest extent permitted by applicable law.

To the fullest extent permitted by applicable law. the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article SEVENTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

Any repeal or modification of this Article SEVENTH shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article SEVENTH in effect at the time of the allege occurrence of any act or omission to act giving rise to liability or indemnification.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred herein upon the Corporation’s stockholders, directors and officers are granted subject to this reservation.

B-2

EXHIBIT C

SURVIVING CORPORATION BYLAWS

AMENDED AND RESTATED

BY-LAWS

OF

CONVERGEONE HOLDINGS, INC.

(the “Corporation”)

ARTICLE I

STOCKHOLDERS

Section 1.    Annual Meeting. The annual meeting of the stockholders of the Corporation (the “Stockholders”) shall be held either within or without the State of Delaware, at such place as the board of directors of the Corporation (the “Board of Directors”) may designate in the call or in a waiver of notice thereof, at such date and time as shall be designated from time to time by the Board of Directors, for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting. Participation of one or more Stockholders by conference telephone allowing all persons participating in the meeting to hear each other at the same time shall constitute presence at a meeting.

Section 2.    Special Meetings. Special meetings of the Stockholders may be called by the Board of Directors or by the President, and shall be called by the President or by the Secretary upon the written request of the holders of record of at least fifty percent (50%) of the shares of stock of the Corporation, issued and outstanding and entitled to vote, at such times and at such place either within or without the State of Delaware as may be stated in the call or in a waiver of notice thereof. Participation of one or more Stockholders by telephone conference allowing all persons participating in the meeting to hear each other at the same time shall constitute presence at a meeting.

Section 3.    Notice of Meetings. Notice of the time, place and purpose of every meeting of Stockholders shall be delivered personally or mailed not less than ten (10) days nor more than sixty (60) days previous thereto to each Stockholder of record entitled to vote, at such Stockholder’s post office address appearing upon the records of the Corporation or at such other address as shall be furnished in writing by him or her to the Corporation for such purpose. Such further notice shall be given as may be required by law or by these by-laws (“By-Laws”). Any meeting may be held without notice if all Stockholders entitled to vote are present in person or by proxy, or if notice is waived in writing, either before or after the meeting, by those not present.

Section 4.    Quorum. The holders of record of at least a majority of the shares of the stock of the Corporation, issued and outstanding and entitled to vote, present in person or by proxy, shall, except as otherwise provided by law or by these By-Laws, constitute a quorum at all meetings of the Stockholders; if there be no such quorum, the holders of a majority of such shares so present or represented may adjourn the meeting from time to time until a quorum shall have been obtained.

Section 5.    Organization of Meetings. Meetings of the Stockholders shall be presided over by the Chairman of the Board, if there be one, or if the Chairman of the Board is not present, by the President, or if the President is not present, by a chairman to be chosen at the meeting. The Secretary of the Corporation, or in the Secretary of the Corporation’s absence, an Assistant Secretary, shall act as Secretary of the meeting, if present.

Section 6.    Voting. At each meeting of Stockholders, except as otherwise provided by statute or the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), every holder of record of stock entitled to vote shall be entitled to one vote in person or by proxy for each share of such stock standing in his or her name on the records of the Corporation. Elections of directors shall be determined by a plurality of the votes cast and, except as otherwise provided by statute, the Certificate of Incorporation, or these By-Laws, all other action shall be determined by a majority of the votes cast at such meeting. Each proxy to vote shall be in writing and signed by the Stockholder or by such Stockholder’s duly authorized attorney.

At all elections of directors, the voting shall be by ballot or in such other manner as may be determined by the Stockholders present in person or by proxy entitled to vote at such election. With respect to any other matter presented to the Stockholders for their consideration at a meeting, any Stockholder entitled to vote may, on any question, demand a vote by ballot.

A complete list of the Stockholders entitled to vote at each such meeting, arranged in alphabetical order, with the address of each, and the number of shares registered in the name of each Stockholder, shall be prepared by the Secretary and shall be open to the examination of any Stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Stockholder who is present.

Section 7.    Inspectors of Election. The Board of Directors in advance of any meeting of Stockholders may appoint one or more inspectors of election (“Inspectors of Elections”) to act at the meeting or any adjournment thereof. If Inspectors of Election are not so appointed, the chairman of the meeting may, and on the request of any Stockholder entitled to vote shall, appoint one or more Inspectors of Election. Each Inspector of Election, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of an Inspector of Election at such meeting with strict impartiality and according to the best of his or her ability. If appointed, Inspectors of Election shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law.

Section 8.    Action by Consent. Any action required or permitted to be taken at any meeting of Stockholders, including the annual meeting, may be taken without a meeting, without prior notice and without a vote, if, prior to such action, a written consent or consents thereto, setting forth such action, is signed by the holders of record of shares of the stock of the Corporation, issued and outstanding and entitled to vote thereon, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

ARTICLE II

DIRECTORS

Section 1.    Number, Quorum, Term, Vote Required for Action, Vacancies, Removal. The Board of Directors shall consist of no less than one (1) person. The number of directors shall initially be two (2) and thereafter may be changed by a resolution passed by a majority of the whole Board of Directors or by a vote of the holders of record of at least a majority of the shares of stock of the Corporation, issued and outstanding and entitled to vote.

A majority of the members of the Board of Directors (or any committee thereof) (unless the number of directors then in office shall be one, in which case one director) shall constitute a quorum for the transaction of business; provided, that if at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum shall have been obtained. Except as otherwise provided by the Certificate of Incorporation or by these By-Laws, the vote of a majority of the directors present at a meeting at which a quorum is present shall constitute the act of the Board of Directors.

Directors shall hold office until the next annual election and until their successors shall have been elected and shall have qualified, unless sooner displaced.

Whenever any vacancy shall have occurred in the Board of Directors, by reason of death, resignation, or otherwise, other than removal of a director with or without cause by a vote of the Stockholders, it shall be filled by a majority vote of the remaining directors, though less than a quorum (except as otherwise provided by applicable law), or by the Stockholders, and the person so chosen shall hold office until the next annual election and until a successor is duly elected and has qualified.

Any one or more of the directors of the Corporation may be removed either with or without cause at any time by a vote of the holders of record of at least a majority of the shares of stock of the Corporation, issued and outstanding and entitled to vote, and thereupon the term of the director or directors who shall have been so removed shall forthwith terminate and there shall be a vacancy or vacancies in the Board of Directors, to be filled by a vote of the Stockholders as provided in these By-Laws.

Section 2.    Meetings, Notice. Meetings of the Board of Directors shall be held at such place either within or without the State of Delaware, as may from time to time be fixed by resolution of the Board of Directors, or as may be specified in the call or in a waiver of notice thereof. Regular meetings of the Board of Directors shall be held at such times as may from time to time be fixed by resolution of the Board of Directors, and special meetings may be held at any time upon the call of one director, the Chairman of the Board, if one be elected, or the President, by oral, telegraphic or written notice, duly served on or sent or mailed to each director not less than two days before such meeting. A meeting of the Board of Directors may be held without notice immediately after the annual meeting of Stockholders at the same place at which such meeting was held. Notice need not be given of regular meetings of the Board of Directors. Any meeting may be held without notice, if all directors are present, or if notice is waived in writing, either before or after the meeting, by those not present. Participation of one or more directors by conference telephone allowing all persons participating in the meeting to hear each other at the same time shall constitute presence at a meeting.

Section 3.    Committees. The Board of Directors may, in its discretion, by resolution passed by a majority of the whole Board of Directors, designate from among its members one or more committees which shall consist of one or more directors. The Board of Directors may designate one or more directors as alternate members of any such committee, who may replace any absent or disqualified member at any meeting of the committee. Such committees shall have and may exercise such powers as shall be conferred or authorized by the resolution appointing them. A majority of any such committee may determine its action and fix the time and place of its meetings, unless the Board of Directors shall otherwise provide. The Board of Directors shall have power at any time to change the membership of any such committee, to fill vacancies in it, or to dissolve it.

Section 4.    Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting, if prior to such action a written consent or consents thereto is signed by all members of the Board of Directors, or of such committee as the case may be, and such written consent or consents is filed with the minutes of proceedings of the Board of Directors or committee, as applicable.

Section 5.    Compensation. The Board of Directors may determine, from time to time, the amount of compensation which shall be paid to its members. The Board of Directors shall also have power, in its discretion, to allow a fixed sum and expenses for attendance at each regular or special meeting of the Board of Directors, or of any committee of the Board of Directors. In addition, the Board of Directors shall also have power, in its discretion, to provide for and pay to directors rendering services to the Corporation not ordinarily rendered by directors, as such, special compensation appropriate to the value of such services, as determined by the Board of Directors from time to time.

ARTICLE III

OFFICERS

Section 1.    Titles and Election. The officers of the Corporation, who shall be chosen by the Board of Directors, shall be a President, a Treasurer and a Secretary. The Board of Directors from time to time may elect a Chairman of the Board, one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and such other officers and agents as it shall deem necessary, and may define their powers and duties. Any number of offices may be held by the same person.

Section 2.    Terms of Office. Officers shall hold office until their successors are chosen and qualify.

Section 3.    Removal. Any officer may be removed, either with or without cause, at any time, by the affirmative vote of a majority of the Board of Directors.

Section 4.    Resignations. Any officer may resign at any time by giving written notice to the Board of Directors or to the Secretary. Such resignation shall take effect at the time specified therein, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 5.    Vacancies. If the office of any officer or agent becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, the Board of Directors may choose a successor, who shall hold office for the unexpired term in respect of which such vacancy occurred.

Section 6.    Chairman of the Board. The Chairman of the Board of the Board of Directors (the “Chairman of the Board”), if one be elected, shall preside at all meetings of the Board of Directors and of the Stockholders, and the Chairman of the Board shall have and perform such other duties as from time to time may be assigned to the Chairman of the Board by the Board of Directors.

Section 7.    President. The President of the Corporation (the “President”) shall be the chief executive officer of the Corporation and, in the absence of the Chairman of the Board, shall preside at all meetings of the Board of Directors, and of the Stockholders. The President shall exercise the powers and perform the duties usual to the chief executive officer and, subject to the control of the Board of Directors, shall have general management and control of the affairs and business of the Corporation; the President shall appoint and discharge employees and agents of the Corporation (other than officers elected by the Board of Directors) and fix their compensation; and the President shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall have the power to execute bonds, mortgages and other contracts, agreements and instruments of the Corporation, and shall do and perform such other duties as from time to time may be assigned to the President by the Board of Directors.

Section 8.    Vice Presidents. If chosen, the Vice Presidents of the Corporation (the “Vice President”), in the order of their seniority, shall, in the absence or disability of the President, exercise all of the powers and duties of the President. The Vice Presidents shall have the power to execute bonds, notes, mortgages and other contracts, agreements and instruments of the Corporation, and shall do and perform such other duties incident to the office of Vice President and as the Board of Directors, or the President shall direct.

Section 9.    Secretary. The Secretary of the Corporation (the “Secretary”) shall attend all sessions of the Board of Directors and all meetings of the Stockholders and record all votes and the minutes of proceedings in a book to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the Stockholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors. The Secretary shall affix the corporate seal to any instrument requiring it, and when so affixed, it shall be attested by the signature of the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer who may affix the seal to any such instrument in the event of the absence or disability of the

Secretary. The Secretary shall have custody of the stock records and all other books, records and papers of the Corporation (other than financial) and shall see that all books, reports, statements, certificates and other documents and records required by law are properly kept and filed.

Section 10.    Treasurer. The Treasurer of the Corporation (the “Treasurer”) shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys, and other valuable effects in the name and to the credit of the Corporation, in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the directors whenever they may require it, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation.

Section 11.    Duties of Officers may be Delegated. In case of the absence or disability of any officer of the Corporation, or for any other reason that the Board of Directors may deem sufficient, the Board of Directors may delegate, for the time being, the powers or duties, or any of them, of such officer to any other officer, or to any director.

ARTICLE IV

INDEMNIFICATION

Section 1.    Directors and Officers. The Corporation shall indemnify its directors and officers to the fullest extent not prohibited by the General Corporation Law of the State of Delaware (“DGCL”) or any other applicable law; provided, however, that the Corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the Corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Corporation, (iii) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under Section 4 of this Article IV.

Section 2.    Employees and other Agents. The Corporation shall have power to indemnify its employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person as the Board of Directors shall determine.

Section 3.    Expenses. The Corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding, provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article IV or otherwise. Notwithstanding the foregoing, unless otherwise determined pursuant to Section 5 of this Article IV, no advance shall be made by the Corporation to an officer of the Corporation (except by reason of the fact that such officer is or was a director of the Corporation in which event this sentence shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation.

Section 4.    Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Article IV shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and the director or officer. Any right to indemnification or advances granted by this Article IV to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the Corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the Corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the Corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the Corporation) for advances, the Corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Article IV or otherwise shall be on the Corporation.

Section 5.    Non-Exclusivity of Rights. The rights conferred on any person by this Article IV shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL or any other applicable law.

Section 6.    Survival of Rights. The rights conferred on any person by this Article IV shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 7.    Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the Corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Article IV.

Section 8.    Amendments. Any repeal or modification of this Article IV shall only be prospective and shall not affect the rights under this Article IV in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the Corporation.

Section 9.    Saving Clause.

If this Article IV or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Article IV that shall not have been invalidated, or by any other applicable law. If this Article IV shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Corporation shall indemnify each director and executive officer to the full extent under any other applicable law.

Section 10.    Certain Definitions.

For the purposes of this Article IV, the following definitions shall apply:

(1) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(2) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(3) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IV with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(4) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(5) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

ARTICLE V

CAPITAL STOCK

Section 1.    Certificates. The interest of each Stockholder may be evidenced by certificates for shares of stock in such form as the Board of Directors may from time to time prescribe. The certificates of stock shall be signed by the President or a Vice President and by the Secretary, or the Treasurer, or an Assistant Secretary, or an Assistant Treasurer, sealed with the seal of the Corporation or a facsimile thereof, if any, and countersigned and registered in such manner, if any, as the Board of Directors may by resolution prescribe. Where any such certificate is countersigned by a transfer agent other than the Corporation or its employee, or registered by a registrar other than the Corporation or its employee, the signature of any such officer may be a facsimile signature. In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures shall have been used thereon had not ceased to be such officer or officers of the Corporation.

Section 2.    Transfer. The shares of stock of the Corporation shall be transferred only upon the books of the Corporation by the holder thereof in person or by his or her attorney, upon surrender for cancellation of certificates for the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require.

Section 3.    Record Dates. The Board of Directors may fix in advance a date, not less than ten (10) nor more than sixty (60) days preceding the date of any meeting of Stockholders, or the date for the payment of any dividend, or the date for the distribution or allotment of any rights, or the date when any change, conversion or exchange of capital stock shall go into effect, as a record date for the determination of the Stockholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend, or to receive any distribution or allotment of such rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, and in such case only such Stockholders as shall be Stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, or to receive payment of such dividend, or to receive such distribution or allotment or rights or to exercise such rights, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid.

Section 4.    Lost Certificates. In the event that any certificate of stock is lost, stolen, destroyed or mutilated, the Board of Directors may authorize the issuance of a new certificate of the same tenor and for the same number of shares in lieu thereof. The Board of Directors may in its discretion, before the issuance of such new certificate, require the owner of the lost, stolen, destroyed or mutilated certificate, or the legal representative of the owner to make an affidavit or affirmation setting forth such facts as to the loss, destruction or mutilation as it deems necessary, and to give the Corporation a bond in such reasonable sum as it directs to indemnify the Corporation.

ARTICLE VI

CHECKS, NOTES, ETC.

Section 1.    Checks, Notes, Etc. All checks and drafts on the Corporation’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, may be signed by any director of the Corporation, the President, any Vice President or the Treasurer and may also be signed by such other officer or officers, agent or agents, as shall be thereunto authorized from time to time by the Board of Directors.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 1.    Offices. The registered office of the Corporation shall be located at Maples Fiduciary Services (Delaware) Inc., Suite 302, 4001 Kennett Pike, County of New Castle, Wilmington, Delaware, 19807 and Maples Fiduciary Services (Delaware) Inc. shall be the registered agent of this Corporation in charge thereof. The Corporation may have other offices either within or without the State of Delaware at such places as shall be determined from time to time by the Board of Directors or the business of the Corporation may require.

Section 2.    Fiscal Year. The fiscal year of the Corporation shall end on December 31st of each year.

Section 3.    Corporate Seal. The seal of the Corporation shall be circular in form and contain the name of the Corporation, and the year and state of its incorporation. Such seal may be altered from time to time at the discretion of the Board of Directors.

Section 4.    Books. There shall be kept at such office of the Corporation as the Board of Directors shall determine, within or without the State of Delaware, correct books and records of account of all its business and transactions, minutes of the proceedings of its Stockholders, Board of Directors and committees, and the stock book, containing the names and addresses of the Stockholders, the number of shares held by them, respectively, and the dates when they respectively became the owners of record thereof, and in which the transfer of stock shall be registered, and such other books and records as the Board of Directors may from time to time determine.

Section 5.    Voting of Stock. Unless otherwise specifically authorized by the Board of Directors, all stock owned by the Corporation, other than stock of the Corporation, shall be voted, in person or by proxy, by the President or any Vice President of the Corporation on behalf of the Corporation.

ARTICLE VIII

AMENDMENTS

Section 1.    Amendments. The vote of the holders of at least a majority of the shares of stock of the Corporation, issued and outstanding and entitled to vote, shall be necessary at any meeting of Stockholders to amend or repeal these By-Laws or to adopt new by-laws. These By-Laws may also be amended or repealed, or new by-laws adopted, at any meeting of the Board of Directors by the vote of at least a majority of the entire Board of Directors; provided that any by-law adopted by the Board of Directors may be amended or repealed by the Stockholders in the manner set forth above.

Any proposal to amend or repeal these By-Laws or to adopt new by-laws shall be stated in the notice of the meeting of the Board of Directors or the Stockholders, or in the waiver of notice thereof, as the case may be, unless all of the directors or the holders of record of all of the shares of stock of the Corporation, issued and outstanding and entitled to vote, are present at such meeting.

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ANNEX I

CONDITIONS TO THE OFFER

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses “(a)” through “(g)” below. Accordingly, notwithstanding any other provision of the Offer or the Agreement to the contrary, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered Shares, and, to the extent permitted by the Agreement, may terminate the Offer: (i) upon termination of the Agreement; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 1.1(c) of the Agreement) or amend the Offer as otherwise permitted by the Agreement, if: (A) the Minimum Condition shall not be satisfied as of one (1) minute following 11:59 p.m., Eastern Time, on the Expiration Date of the Offer; or (B) any of the additional conditions set forth in clauses “(b)” through “(h)” below shall not be satisfied or waived in writing by Parent:

(a)    there shall have been validly tendered (and not properly withdrawn) Shares (excluding Shares tendered pursuant to notices of guaranteed delivery that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL)) that, considered together with the Rollover Shares and all other Shares (if any) otherwise beneficially owned by Parent or any of its wholly owned Subsidiaries (including Purchaser), would represent one (1) more than 50% of the total number of Shares outstanding at the time of the expiration of the Offer (the “Minimum Condition”) (it being understood that, for purposes of calculating whether the Minimum Condition has been satisfied, the aggregate number of Shares outstanding shall (i) include, without duplication, (A) Shares issuable in respect of Company Options for which the holders thereof have validly exercised such Company Options and satisfied all of the requirements for exercise thereof prior to the expiration of the Offer, even if delivery of Shares resulting from such exercises to the respective optionholders has not occurred prior to the expiration of the Offer, and (B) Shares issuable in respect of Company Warrants for which such Company Warrants have been validly exercised and the holders of such Company Warrants have satisfied all of the requirements for exercise thereof prior to the expiration of the Offer, even if delivery of Shares resulting from such exercises to the respective warrantholders has not occurred prior to the expiration of the Offer, and (ii) not include Shares held in treasury by the Company as of the expiration of the Offer or any other Shares acquired by the Company prior to the expiration of the Offer (including any such Shares acquired in connection with Tax withholding or payment of the exercise price for the exercise of Company Options), even if delivery to the Company of Shares so acquired has not occurred prior to the expiration of the Offer);

(b)    (i) the representations and warranties of the Company as set forth in Section 3.3 (Capitalization) (solely with respect to the Company and other than for inaccuracies that are de minimis in nature and amount (for the avoidance of doubt, only amounts that are less than $10,000,000 in the aggregate shall be deemed de minimis for purposes of this clause (i))) shall have been accurate in all respects as of the date of the Agreement, (ii) the representations and warranties of the Company as set forth in the first sentence of Section 3.1(a) (Due Organization), the first sentence of Section 3.1(d) (Subsidiaries), Section 3.19 (Authority; Binding Nature of Agreement), Section 3.20 (Anti-Takeover Laws) and Section 3.24 (Financial Advisors) shall have been accurate in all material respects as of the date of the Agreement, and shall be accurate in all material respects at and as of the Offer Acceptance Time as if made on and as of such time; and (iii) the representations and warranties of the Company as set forth in the Agreement (other than those referred to in the preceding clauses (i) and (ii)) shall have been accurate in all respects as of the date of the Agreement, and shall be accurate in all respects at and as of the Offer Acceptance Time as if made on and as of such time, except that any inaccuracies in such representations and warranties shall be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect (it being understood that, in the case of (ii) and (iii), for purposes of determining the accuracy of such representations and warranties, (A) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (B) the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(i), (ii) or (iii), as the case may be) only as of such date);

(c)    the Company shall have complied with or performed in all material respects all of the Company’s covenants, obligations and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time;

(d)    any consent, approval or clearance with respect to, or terminations or expiration of any applicable mandatory waiting period (and any extensions thereof) imposed under the HSR Act shall have been obtained, shall have been received or shall have terminated or expired, as the case may be; provided, however, that Parent and Purchaser shall not be permitted to invoke this clause “(d)” unless they shall have taken all actions required under the Agreement to obtain such consent, approval or clearance or cause such termination or expiration;

(e)    There shall not have been issued by any court of competent jurisdiction or remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer nor shall any action have been taken, or any Legal Requirement or Order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Body which directly or indirectly prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger; provided, however, that Parent and Purchaser shall not be permitted to invoke this clause “(f)” unless they shall have taken all actions required under this Agreement to have any such order lifted;

(f)    the Agreement shall not have been terminated in accordance with Section 8.1;

(g)    since the date of the Agreement, there shall not have occurred and be continuing any event, occurrence, change, development, violation, inaccuracy, fact, circumstance or other matter that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(h) the Inside Date shall have occurred.

All capitalized terms used but not defined herein shall have the same meaning as set forth in the Agreement and Plan of Merger, dated as of November 6, 2018 (the “Agreement”), by and among Parent, Purchaser and the Company.

The foregoing conditions (including the Minimum Condition) are for the sole benefit of Parent and Purchaser and, subject to applicable Legal Requirements, may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Condition, which may not be waived), in each case subject to the terms of the Agreement. Any reference in this Annex I or the Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived. The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate, amend and/or modify the Offer pursuant to the terms and conditions of the Agreement. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.